                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e) (2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            OXFORD HEALTH PLANS, INC.
________________________________________________________________________________
                (Name of Registrant as Specified in Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

________________________________________________________________________________

      (2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________

      (4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________

      (5) Total fee paid:

________________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

________________________________________________________________________________

      (2) Form, Schedule or Registration Statement No.:

________________________________________________________________________________

      (3) Filing Party:

________________________________________________________________________________

      (4) Date Filed: July 13, 1998

________________________________________________________________________________

                                                                   June 29, 1998

Dear Stockholder:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders (the "Meeting") of Oxford Health Plans, Inc. (the "Company") to be held on August 28, 1998 at 10:00 a.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870.

         This year, three directors are nominated for election to the Board. At the Meeting you will be asked to elect three Class I Directors to serve until the 2001 Annual Meeting. You will also be asked to consider proposals to (i) approve the vesting of voting rights in respect of the Company's Series B Cumulative Preferred Stock, par value $0.01 per share and the issuance, subject to adjustment, of up to 6,730,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock") upon exercise of the Company's Series B Warrants; (ii) amend the Oxford Health Plans, Inc. 1991 Stock Option Plan, as amended (the "1991 Stock Option Plan"), to increase the number of shares of Common Stock that can be issued under the 1991 Stock Option Plan from 21,580,000 shares to 25,580,000 shares; (iii) amend the 1991 Stock Option Plan to, among other things, increase the annual individual optionee limit from 200,000 to 2,000,000 shares; and (iv) act on two shareholder proposals.

         The accompanying Proxy Statement provides a detailed description of these proposals. You are urged to read the accompanying materials so that you may be informed about the business to come before the Meeting.

         It is important that your shares be represented at the Meeting. Accordingly, we urge you, whether or not you plan to attend the Meeting, to complete, sign and date your proxy and return it to us promptly in the enclosed envelope. If you attend the Meeting, you may vote in person, even if you have previously mailed in your proxy.

         We look forward to seeing you at the Meeting.

                                       Sincerely,




                                       Norman C. Payson, M.D.
                                       Chief Executive Officer

                            OXFORD HEALTH PLANS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 28, 1998


To the Stockholders of Oxford Health Plans, Inc.:

         NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Meeting") of Oxford Health Plans, Inc. (the "Company") will be held on August 28, 1998 at 10:00 a.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, for the following purposes:

                  1. To elect three directors to serve as Class I Directors of the Company for a term ending at the 2001 Annual Meeting.

                  2. To approve the vesting of voting rights in respect of the Company's Series B Cumulative Preferred Stock and the issuance, subject to adjustment, of up to 6,730,000 shares of the Company's Common Stock, upon exercise of the Company's Series B Warrants issued to TPG Oxford LLC and certain assignee purchasers, pursuant to the Investment Agreement, dated as of February 23, 1998 (the "Investment Agreement"), between TPG Oxford LLC and the Company, at an exercise price, subject to adjustment, of $17.75 per share of Common Stock, on the terms and subject to the conditions set forth in the Series B Warrants (the "Common Stock Issuance Proposal").

                  3. To amend the Oxford Health Plans, Inc. 1991 Stock Option Plan, as amended, to increase the number of shares of Common Stock issuable thereunder from 21,580,000 shares to 25,580,000 shares.

                  4. To amend the Oxford Health Plans, Inc. 1991 Stock Option Plan, as amended, to increase the annual individual optionee limit from 200,000 to 2,000,000 shares and to effect certain other changes specified herein.

                  5.       To act on two shareholder proposals.

                  6. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         Only holders of record of outstanding shares of Common Stock and the Company's Series A Cumulative Preferred Stock at the close of business on June 29, 1998 will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

                                       By Order of the Board of Directors

                                       JEFFERY H. BOYD
                                       Executive Vice President, General Counsel and Secretary

Norwalk, Connecticut
June 29, 1998


YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                            OXFORD HEALTH PLANS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854


                       PROXY STATEMENT FOR ANNUAL MEETING
                           TO BE HELD AUGUST 28, 1998


                                  INTRODUCTION

         This Proxy Statement is being furnished to stockholders of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on August 28, 1998, at 10:00 a.m., local time, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, and any adjournment or postponement thereof (the "Meeting").

         At the Meeting, stockholders will be asked to consider and vote upon six proposals: (1) to elect three directors to serve as Class I Directors of the Company until the 2001 Annual Meeting; (2) to approve the vesting of voting rights in respect of the Company's Series B Cumulative Preferred Stock, par value $0.01 per share ("Series B Preferred Stock"), and the issuance, subject to adjustment, of up to 6,730,000 shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), upon exercise of the Company's Series B Warrants (the "Series B Warrants") ("Proposal Number Two"); (3) to amend the Oxford Health Plans, Inc. 1991 Stock Option Plan, as amended (the "1991 Stock Option Plan"), to increase the number of shares of Common Stock issuable thereunder from 21,580,000 shares to 25,580,000 shares ("Proposal Number Three"); (4) to amend the 1991 Stock Option Plan to increase the annual individual optionee limit from 200,000 to 2,000,000 shares and to effect certain other changes described herein ("Proposal Number Four"); (5) to request that the Board of Directors take the necessary steps to declassify the Board of Directors so that directors are elected annually ("Proposal Number Five"); (6) to prohibit the Company from investing in certain tobacco producing companies ("Proposal Number Six").

         This Proxy Statement is dated June 29, 1998 and is first being mailed to stockholders along with the related form of proxy on or about July 14, 1998.

         If a proxy in the accompanying form is properly executed and returned to the Company in time for the Meeting and is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. Unless the proxy specifies otherwise, proxies will be voted (a) FOR Proposal Number One, Proposal Number Two, Proposal Number Three and Proposal Number Four,
(b) AGAINST Proposal Number Five, (c) ABSTAIN with respect to Proposal Number Six and (d) otherwise in the discretion of the proxy holders as to any other matter that may come before the Meeting.

         Votes are counted by tellers of the Company's transfer agent. These tellers will canvas the stockholders present at the Meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker nonvotes are counted for purposes of determining the number of shares represented at the Meeting, but are deemed not to have voted on the proposal. Broker nonvotes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote.

REVOCABILITY OF PROXY

         Any stockholder of the Company who has given a proxy has the power to revoke such proxy at any time before it is voted either (i) by filing a written revocation or a duly executed proxy bearing a later date with Jeffery H. Boyd, Executive Vice President, General Counsel and Secretary of the Company, at Oxford Health Plans, Inc., 800 Connecticut Avenue, Norwalk, Connecticut 06854, or (ii) by appearing at the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the Meeting will be by ballot.

RECORD DATE, OUTSTANDING SECURITIES AND VOTES REQUIRED

         The Board of Directors of the Company has fixed the close of business on June 29, 1998 as the record date (the "Record Date") for determining holders of outstanding shares of Common Stock and the Company's Series A Cumulative Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 1,931 holders of record of the Company's Common Stock and 80,354,050 shares of Common Stock issued and outstanding, and 17 holders of record of Series A Preferred Stock and 245,000 shares of Series A Preferred Stock issued and outstanding. Each share of Common Stock is entitled to one vote, and the shares of Series A Preferred Stock, in the aggregate, are entitled to 15,800,000 votes.

         The approval of Proposal Number One requires the affirmative vote of a plurality of the votes attributable to shares of Common Stock and Series A Preferred Stock which are present in person or by proxy at the Meeting, the approval of Proposal Number Two requires the affirmative vote of a majority of the outstanding shares of Common Stock which are present in person or by proxy at the Meeting, and the approval of each of Proposal Number Three, Proposal Number Four, Proposal Number Five and Proposal Number Six requires the affirmative vote of a majority of the votes attributable to outstanding shares of Common Stock and Series A Preferred Stock which are present in person or by proxy at the Meeting.

         The Company expects that the officers and directors of the Company will vote the shares of Common Stock held by them (representing approximately 3.2% of the shares of Common Stock issued and outstanding as of June 29, 1998) in favor of Proposal Number One, Proposal Number Two, Proposal Number Three and Proposal Number Four, against Proposal Number Five and as an abstention with respect to Proposal Number Six.

                               PROPOSAL NUMBER ONE
                              ELECTION OF DIRECTORS

         The Company's Second Amended and Restated Certificate of Incorporation, as amended, provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year at the Annual Meeting. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships.

         The Board of Directors presently consists of eleven persons: Fred N. Nazem, Norman C. Payson, M.D., James B. Adamson, David Bonderman, Jonathan J. Coslet, James G. Coulter, Robert B. Milligan, Jr., Marcia J. Radosevich, Ph.D., Benjamin H. Safirstein, M.D., Thomas A. Scully and Stephen F. Wiggins. On June 29, 1998, Mr. Adamson informed the Company that he will not be standing for reelection to the Board of Directors. The Company expects to fill the vacancy created by Mr. Adamson's decision not to stand for reelection. The proxies cannot be voted for a greater number of persons than the three nominees named.

         Three individuals are to be elected to serve as Class I Directors for a term of three years and until the election and qualification of their successor. Unless a stockholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of Common Stock and Series A Preferred Stock will vote FOR the election of David Bonderman, Jonathan J. Coslet and Benjamin H. Safirstein, M.D. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a Director of the Company. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors. Messrs. Nazem, Coulter and Scully serve as Class II Directors and Dr. Payson, Mr. Milligan, Dr. Radosevich and Mr. Wiggins serve as Class III Directors. These directors are not standing for reelection because their terms as directors extend past the Meeting.

         Pursuant to the terms of the Investment Agreement dated as of February 23, 1998 (the "Investment Agreement") by and between the Company and TPG Oxford LLC, an affiliate of Texas Pacific Group ("TPG"), affiliates of TPG and certain assigness of TPG Oxford LLC purchased $350 million in shares of senior preferred stock and warrants to purchase Common Stock and Junior Preferred Stock. In the Investment Agreement, the Company agreed to increase the number of directors to a minimum of 11 directors and a maximum of 13 directors and to appoint Norman C. Payson, M.D. as its Chief Executive Officer and as a director and agreed that TPG would be entitled to nominate four additional directors. Dr. Payson was elected Chief Executive Officer and joined the Board of Directors in May 1998. Messrs. Bonderman, Coslet and Coulter were nominated by TPG pursuant to the Investment Agreement and joined the Board of Directors in May 1998. TPG is entitled to nominate one additional director. For a more detailed description of the Investment Agreement, see "Proposal Number Two".

         The following table sets forth the age and title of each nominee director, each director whose term expires and is not standing for reelection, each director continuing in office and each executive officer of the Company who is not a director, followed by descriptions of such person's additional business experience during the past five years.

                   NOMINEES FOR ELECTION AS CLASS I DIRECTORS

Name                              Age      Position
----                              ---      --------
David Bonderman                   55       Director
Jonathan J. Coslet                33       Director
Benjamin H. Safirstein, M.D.      59       Director

        DIRECTOR WHOSE TERM EXPIRES AND IS NOT STANDING FOR REELECTION

Name                              Age      Position
----                              ---      --------
James B. Adamson                  50       Director

                     DIRECTORS WHOSE TERMS HAVE NOT EXPIRED

Name                              Age      Position
----                              ---      --------
Fred F. Nazem                     57       Chairman of the Board of Directors
Norman C. Payson, M.D.            50       Chief Executive Officer, Director
James G. Coulter                  38       Director
Robert B. Milligan, Jr.           48       Director
Marcia J. Radosevich, Ph.D.       45       Director
Thomas A. Scully                  40       Director
Stephen F. Wiggins                41       Director

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name                              Age      Position
----                              ---      --------
William M. Sullivan               34       President
Marvin P. Rich                    52       Executive Vice President, Chief
                                            Administrative Officer
Yon Y. Jorden                     43       Chief Financial Officer
Jeffery H. Boyd                   41       Executive Vice President and General
                                            Counsel
Alan Muney, M.D., M.H.A.          44       Executive Vice President, Chief
                                            Medical Officer
Brendan R. Shanahan               36       Vice President and Controller

         Fred F. Nazem has served as a Director of the Company since June 1990. He was elected non-executive Chairman of the Board in February 1998. Since 1981, Mr. Nazem has been President of Nazem, Inc. and Managing General Partner of the general partner of several Nazem & Company limited partnerships which are affiliated venture capital funds. Mr. Nazem is a director of two public companies, Tegal Corporation and Spatial Technologies, Inc., as well as a number of privately held firms.

         Norman C. Payson, M.D. became the Chief Executive Officer and a Director of the Company in May 1998. Dr. Payson co-founded Healthsource, Inc. in 1985, a health maintenance organization in Hooksett, New Hampshire, and served as President and Chief Executive Officer of Healthsource until its sale to Cigna Corporation in August of 1997 for $1.7 billion. From 1980 until 1984, Dr. Payson was the Chief Executive Officer of the Hawthorne Community Medical Group, Inc., a multi-specialty physician group with a primary HMO practice of approximately 100,000 members. From 1975 to 1980, Dr. Payson was a family practitioner and involved in HMOs.

         James B. Adamson has been a Director of the Company since January 1996. On June 29, 1998, Mr. Adamson informed the Company that he will not be standing for reelection to the Board of Directors. Since May 1995, he has been Chairman, President and Chief Executive Officer of Advantica Restaurant Group (formerly Flagstar Companies, Inc.), one of the nation's largest restaurant companies, which is headquartered in Spartanburg, South Carolina. From January 1992 until February 1995, Mr. Adamson served in several senior executive capacities with The Burger King Corporation, most recently as Chief Executive Officer. From 1988 to 1991, he was Executive Vice President, Marketing of Revco, Inc., a national drugstore chain. Mr. Adamson is also a director of Kmart Corporation.

         David Bonderman joined the Board of Directors in May 1998. Mr. Bonderman is a principal of TPG, a partnership he co-founded in 1992. Mr. Bonderman serves on the Boards of Directors of J. Crew Group, Inc., Continental Airlines, Inc., Bell & Howell Company, Virgin Entertainment, Beringer Wine Estates, Inc., Denbury Resources, Inc., Ducati Motor Holdings, S.p.A. and Washington Mutual, Inc. and is Chairman of the Board of Ryanair, PLC. Mr. Bonderman also serves in general partner advisory board roles for Newbridge Investment Partners, L.P., Newbridge Latin America, L.P. and Aqua International, L.P.

         Jonathan J. Coslet joined the Board of Directors in May 1998. Mr. Coslet has been an executive of TPG since 1993. Prior to joining TPG, Mr. Coslet was in the Investment Banking Department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from September 1991 to February 1993. Mr. Coslet serves on the Board of Directors of PPOM, L.P. and Genesis ElderCare Corp.

         James G. Coulter joined the Board of Directors in May 1998. Mr. Coulter is a principal of TPG, a partnership he co-founded in 1992. Mr. Coulter serves on the Boards of Directors of J. Crew Group, Inc., America West Airlines, Inc., Virgin Entertainment, Beringer Wine Estates, Inc., Genesis ElderCare Corp. and Paradyne Partners, L.P. and was formerly on the Board of Directors of Allied Waste Industries, Inc. and Continental Airlines, Inc. Mr. Coulter also serves in general partner advisory board roles for Newbridge Investment Partners, L.P., Newbridge Latin America, L.P. and Aqua International, L.P.

         Robert B. Milligan, Jr. has been a Director of the Company since July 1992. Mr. Milligan is Chairman of Wyndam Capital, L.P., a registered broker-dealer, and, through December 1997, was Director, President and Chief Executive Officer of Verigen Inc., a biopharmaceutical company. Mr. Milligan currently engages in business and financial consulting as President and Chief Executive Officer of Fairchester, Inc. Mr. Milligan has been an officer and has served on the boards of several private and public companies.

         Marcia J. Radosevich, Ph.D. has been a Director since July 1994. Dr. Radosevich has been acting as a consultant to Boston University's Health Policy Institute since March 1998. From April 1992 until December 1997, Dr. Radosevich was the

Chairman, President and Chief Executive Officer of HPR Inc. (formerly, Health Payment Review, Inc.), a software company headquartered in Cambridge, Massachusetts, which develops and markets cost management, provider profiling and information systems for the health care industry. From December 1997 until March 1998, Dr. Radosevich worked as a consultant to HPR Inc. From July 1988 to April 1992, Dr. Radosevich served as the President and Chief Executive Officer of HPR Inc. which she co-founded in 1988.

         Benjamin H. Safirstein, M.D. has been a Director since 1985. Dr. Safirstein has been Oxford's New York Regional Vice President and Medical Director since January 1996 after serving as the Senior Medical Director of the Company from 1985 to September 1992. Dr. Safirstein is a Clinical Associate Professor of Medicine and is the Director of Pulmonary Medicine at Saint Michael's Medical Center, Newark, New Jersey. He is board certified in internal medicine and pulmonary medicine. Dr. Safirstein also is in private practice with the Montclair Medical Group, Montclair, New Jersey. Dr. Safirstein is a graduate of the Chicago Medical School and the Mount Sinai Hospital residency program, where he was Chief Resident of Medicine.

         Thomas A. Scully has been a Director since September 1993. Since January 1995, he has been President of the Federation of American Health Systems in Washington, D.C. From 1992 until the end of 1994, he was a partner in the Washington D. C. law firm of Patton, Boggs & Blow. Prior to that, Mr. Scully served for four years on the White House staff. During 1992, he was Deputy Assistant for Domestic Policy to President Bush. From 1989 to 1992, he served as counselor to the Director of OMB and as the Associate Director of OMB for Human Resources, Veterans and Labor. Prior to his White House appointment, Mr. Scully was an attorney with the law firm Akin, Gump, Strauss, Hauer & Feld.

         Stephen F. Wiggins, the founder of the Company, served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1984 until August 1997. He retained the title of Chairman of the Board until February 1998. Since February 1998 Mr. Wiggins has been a Director of the Company.

         William M. Sullivan joined the Company as Director of Sales in August of 1988, was appointed Vice President, Sales in January 1990, was elected Executive Vice President in December 1994 and was appointed to the additional position of Chief Executive Officer of the Company's New York region in October 1995. He was appointed President and Chief Operating Officer in July 1996 and was elected Chief Executive Officer of the Company in August 1997. In May 1998, Mr. Sullivan became President of the Company. From April 1984 to August 1988, Mr. Sullivan was the Manager of Employee Benefit Marketing for the Northeast regional office of Lincoln National Life Insurance Company.

         Marvin P. Rich joined the Company as Executive Vice President and Chief Administrative Officer in March 1998. Previously, Mr. Rich was Executive Vice President, Strategic Planning, Finance & Administration for Kmart Corporation from October 1994 to March 1998. From 1989 through 1994, Mr. Rich was Executive Vice President at Wellpoint Health Networks, Inc. in charge of specialty companies and financial and information services.

         Yon Y. Jorden joined the Company as Chief Financial Officer effective June 22, 1998. Prior to joining the Company, Ms. Jorden had been Senior Vice President of Aera Energy LLC, a joint venture of Shell Oil Company and Mobil Corporation since June 1997. Prior thereto, Ms. Jorden worked for Wellpoint Health Networks Inc. and Blue Cross of California as Senior Vice President and Chief Financial Officer from September 1993 until June 1997 and as Vice President and Controller from October 1990 until September 1993.

         Jeffery H. Boyd joined the Company as Executive Vice President and General Counsel in June 1995. Prior to joining the Company, Mr. Boyd was Assistant General Counsel of Lord, Abbett & Co., a private investment management firm, from July 1994 to May 1995. From March 1988 to June 1994, Mr. Boyd was a partner with the law firm of Robinson & Cole.

         Alan Muney, M.D., M.H.A. joined the Company as Vice President/Chief Medical Officer in April 1998. Prior thereto, Dr. Muney was the Senior Vice President of Medical Affairs/Chief Medical Officer of Avanti Health Systems and NYLCare Health Plans from December 1995 until April 1998. From 1988 until 1995, Dr. Muney held a number of positions with Mulliken Managed Care, his most recent position being Regional Medical Director.

         Brendan R. Shanahan joined the Company as Controller in July 1991 and was elected Vice President and Controller in October 1995. From July 1984 to July 1991, Mr. Shanahan was an auditor with KPMG Peat Marwick LLP, in the firm's New York health care practice audit department, most recently as a Senior Audit Manager.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has established an Audit Committee, the current members of which are Messrs. Nazem (Chairman), Coslet, Milligan and Scully, a Compensation Committee currently comprised of Messrs. Milligan (Chairman), Coulter and Scully, a Nominating Committee currently comprised of Messrs. Bonderman (Chairman), Milligan and Nazem and Dr. Payson, an Ethics and Business Practices Committee, the current members of which are Messrs. Adamson (Chairman), Coslet, Wiggins, Nazem and Scully and Dr. Radosevich and a Special Litigation Committee, the current members of which are Messrs. Bonderman (Chairman) and Coslet and Dr. Payson. On January 6, 1998, the Board of Directors established an Executive Committee, the members of which were Messrs. Nazem, Adamson and Wiggins. The Executive Committee was disbanded on February 23, 1998.

         The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent certified public accountants for the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent certified public accountants, review and approve nonaudit services of the independent certified public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices.

         The Compensation Committee consists entirely of independent directors and administers the Company's 1991 Stock Option Plan, the Oxford Health Plans, Inc. 1997 Independent Contractor Plan (the "Independent Contractor Plan") and the 1996 Management Incentive Compensation Plan of Oxford Health Plans, Inc. (the "Incentive Compensation Plan") and oversees administration of the Company's 401k Plan. The Committee also reviews and recommends from time to time amendments to compensation plans, such as the amendments to the 1991 Stock Option Plan which are the subject of two proposals in this proxy statement, and new compensation plans. The Compensation Committee also considers and makes recommendations with respect to the compensation of the Company's Chief Executive Officer and other members of senior management and makes recommendations to the Board of Directors generally on organization, succession, salary and incentive compensation, and other grants and awards under the Company's compensation and benefit plans.

         The Nominating Committee consists of a majority of independent directors and was established in 1995 to consider and make recommendations on nominations for membership in the Company's Board of Directors. The Committee will consider nominees recommended by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a director of the Company.

         The Ethics and Business Practices Committee was established in 1997 to supervise the development of comprehensive programs to promote and monitor the Company's compliance with applicable legal and regulatory requirements and the development of value-based business practice guidelines for the Company. The Committee works directly with the Company's Vice President - Compliance and also oversees the Company's responses to regulatory examinations and inquiries.

         In May 1998, the Board of Directors established a Special Litigation Committee to oversee and direct the Company's position and responses with respect to pending class action and derivative litigation and related regulatory investigations and proceedings. All of the members of the Special Litigation Committee were appointed to the Board of Directors after the events which have given rise to the litigation.

         In January 1998, the Board of Directors established an Executive Committee to supervise certain aspects of the Company's operations, the members of which were James B. Adamson, Fred F. Nazem and Stephen F. Wiggins, with Mr. Nazem acting as Chairman of the Committee. The Executive Committee was disbanded in February 1998.

         During 1997, the Board of Directors held nine meetings, the Audit Committee held four meetings, the Compensation Committee held five meetings and the Ethics and Business Practices Committee held two meetings. The Nominating Committee did not hold any meetings in 1997. During 1997, each Director of the Company attended at least 75% of the meetings of the Board of Directors and 75% of the meetings of any committees upon which he or she served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

         Based on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with, except as follows: (i) Mr. Cassidy - two Form 4s for six gifts of the Company's securities to his daughters and one Form 4 for three subsequent sales of the Company's securities by his daughters, all prior to 1997; (ii) Dr. Safirstein - five Form 4s for eleven gifts of the Company's securities and one transfer of the Company's securities from direct to indirect beneficial ownership in 1994, 1995, 1996 and 1997; (iii) Mr. Snow - one Form 4 for one sale of the Company's securities prior to 1997; (iv) Mr. Sullivan - five Form 4s for thirteen gifts of the Company's securities in 1995, 1996 and 1997;
(v) Dr. Thomas Travers - two Form 4s for four gifts of the Company's securities prior to 1997; and (vi) Ms. Jeanne Wisniewski - two Form 4s for eight gifts of the Company's securities prior to 1997. The appropriate Form 4s have been filed.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Stephen F. Wiggins and William M. Sullivan, each of whom served as Chief Executive Officer of the Company during 1997, and the five most highly compensated executive officers of the Company in 1997.

                                                                                        LONG TERM
                                                                                         COMPEN-       ALL OTHER
 NAME AND PRINCIPAL                           ANNUAL COMPENSATION(1)                  SATION AWARDS-   COMPENSA-
     POSITION                       YEAR      SALARY        BONUS         OTHER         OPTIONS(2)      TION(3)
     --------                       ----      ------        -----         -----         ----------      -------
STEPHEN F. WIGGINS                  1997    $  623,077    $       --    $   56,343        70,000      $    2,673
  CHAIRMAN AND CHIEF                1996       600,000     1,080,000        57,641       100,000           3,958
  EXECUTIVE OFFICER (4)             1995       600,000       161,540        47,323       200,000           4,465

WILLIAM M. SULLIVAN                 1997       492,692            --        32,048       100,000           1,915
  PRESIDENT AND CHIEF               1996       259,616       250,000        32,085        35,000           2,375
  EXECUTIVE OFFICER (5)             1995       247,981        67,810        25,973        60,000           2,316

JEFFERY H. BOYD                     1997       320,567       250,000        32,827        70,000           3,971
  EXECUTIVE VICE PRESIDENT          1996       259,616       130,000        32,835        35,000           4,113
  AND GENERAL COUNSEL               1995       171,126        42,550        29,780       180,000              --

DAVID B. SNOW, JR                   1997       303,308            --        32,273        70,000           3,896
  EXECUTIVE VICE PRESIDENT,         1996       259,616       130,000        32,085        35,000           4,750
  MEDICAL DELIVERY SYSTEMS          1995       250,000        67,310        25,973        60,000           4,620
  AND GOVERNMENT PROGRAMS(6)

ROBERT M. SMOLER                    1997       295,000            --        32,373        60,000           3,136
  EXECUTIVE VICE PRESIDENT,         1996       259,616       130,000        34,963        35,000           3,393
  AND CHIEF EXECUTIVE               1995       250,000        67,310        25,973        60,000           3,300
  OFFICER - NEW YORK REGION(7)

ANDREW B. CASSIDY                   1997       286,923            --        31,598        60,000           3,988
  EXECUTIVE VICE PRESIDENT          1996       259,616       130,000        32,085        35,000           3,988
  AND CHIEF FINANCIAL OFFICER(8)    1995       189,177        51,340        25,793        60,000           3,850

PAUL RICKER                         1997       281,154            --        37,468        60,000           1,381
  VICE PRESIDENT AND CHIEF          1996       259,616       130,000        29,780        45,000              --
  INFORMATION OFFICER(9)            1995            --            --            --            --              --

(1) Amounts shown include payments by the Company to the named officers pursuant to the Company's Incentive Compensation Plan. Includes amounts of compensation deferred by the named officers pursuant to the Company's qualified defined contribution plan (the "Savings Plan").

(2) All option grants have been adjusted for the Company's two-for-one stock splits effected in March 1995 and March 1996.

(3)   Matching contributions made by the Company pursuant to the Savings Plan.

(4) Mr. Wiggins served as Chief Executive Officer until August 1997. Mr. Wiggins resigned from his position as Chairman effective February 23, 1998.

(5) Mr. Sullivan was elected Chief Executive Officer in August 1997 and became President of the Company in May 1998.

(6) Mr. Snow resigned from his position with the Company effective April 10, 1998.

(7) Mr. Smoler resigned from his position with the Company effective April 10, 1998.

(8) Mr. Cassidy resigned from his position with the Company effective December 22, 1997.

(9) Mr. Ricker resigned from his position with the Company effective March 17, 1998

                             OPTIONS GRANTED IN 1997

         The following table sets forth certain information regarding stock options granted in 1997 to the seven individuals named in the Summary Compensation Table. In addition, in accordance with the Commission's rules, the table also shows a hypothetical potential realizable value of such options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The assumed rates of growth were selected by the Commission for illustrative purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. In addition, the closing price of the Company's Common Stock on December 31, 1997 was $15.562. Based on that price and assumed stock price appreciation of 10% per year over the option term, the potential realized value for such options over their term would be zero. Based upon the closing stock price and the number of shares of Common Stock outstanding at the end of 1997, an assumed annual stock price appreciation of 10% would produce a corresponding aggregate pretax gain over the full option term of approximately $755,092,000 for the Company's Common Stock shareholders.

                         NUMBER OF
                         SECURITIES                                                               POTENTIAL
                         UNDERLYING   % OF TOTAL OPTIONS   PER SHARE                     REALIZABLE VALUE AT ASSUMED
                          OPTIONS    GRANTED TO EMPLOYEES   EXERCISE     EXPIRATION      ANNUAL RATES OF STOCK PRICE
      NAME               GRANTED(1)     IN FISCAL YEAR      PRICE(2)        DATE        APPRECIATION FOR OPTION TERM
      ----               ----------     --------------      --------        ----        ----------------------------
                                                                                             5%               10%
                                                                                             --               ---
STEPHEN F. WIGGINS         70,000            2.1%            $74.00       8/8/2002       $1,431,000       $3,162,000

WILLIAM M. SULLIVAN       100,000            3.1%            $74.00       8/8/2002       $2,044,000       $4,518,000

JEFFERY H. BOYD            70,000            2.1%            $74.00       8/8/2002       $1,431,000       $3,162,000

DAVID B. SNOW, JR          70,000            2.1%            $74.00       8/8/2002       $1,431,000       $3,162,000

ROBERT M. SMOLER           60,000            2.1%            $74.00       8/8/2002       $1,227,000       $2,711,000

ANDREW B. CASSIDY          60,000            1.8%            $74.00       8/8/2002       $1,227,000       $2,711,000

PAUL E. RICKER             60,000            1.8%            $74.00       8/8/2002       $1,227,000       $2,711,000

(1) All options granted and reported in this table were made pursuant to the Oxford Health Plans, Inc. 1991 Stock Option Plan, as amended (the "1991 Stock Option Plan"), and have the following material terms: options may be either (i) "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 or (ii) nonqualified stock options; all options expire not more than seven years from the date of grant, or not more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company; the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year by an employee may not exceed $100,000. For all of the above-named executive officers, 25% of options granted under the 1991 Stock Option Plan vest on each of the first four anniversaries following the date of grant. The Committee may provide for accelerated exercisability of options upon the optionee's death, retirement, disability (or other events), upon a Change in Control (as defined in the 1991 Stock Option Plan) or the reasonable possibility of a Change in Control during the succeeding six-month period. The Committee has determined that all of the above named officers' options shall vest upon a Change of Control. Pursuant to the terms of Mr. Wiggins' Retirement, Consulting and Non-Competition Agreement (described below), all of Mr. Wiggins' options vested effective February 23, 1998.

(2) Exercise price is the fair market value of the Common Stock at the date of grant.

                       AGGREGATE OPTION EXERCISES IN 1997
                     AND OPTION VALUES AT DECEMBER 31, 1997

         The following table sets forth certain information concerning stock option exercises by the seven individuals named in the Summary Compensation Table during 1997, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the excess of the closing market price of the Common Stock at December 31, 1997 over the exercise price of any such existing stock options. All exercises have been adjusted for the Company's two-for-one stock splits effected in 1993, 1995 and 1996.


                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                                                               AT DECEMBER 31, 1997(#)       AT DECEMBER 31, 1997($)
                             SHARES ACQUIRED       VALUE     ------------------------------  -----------------------
       NAME                    ON EXERCISE      REALIZED($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
       ----                    -----------      -----------    -------------------------     -------------------------
STEPHEN F. WIGGINS               420,000        $30,053,000      1,063,608 / 305,000(1)      $ 7,223,000 / $      --

WILLIAM M. SULLIVAN               12,568        $   865,000        342,382 / 186,250         $ 2,573,000 / $      --

JEFFERY H. BOYD                    4,176        $   206,000         68,898 / 186,250         $        -- / $      --

DAVID B. SNOW, JR.                35,000        $ 2,496,000        307,218 / 244,240         $ 1,543,000 / $ 978,780

ROBERT M. SMOLER                 122,568        $ 6,588,000        124,790 / 146,250         $   285,000 / $      --

ANDREW B. CASSIDY                 68,000        $ 1,682,000         63,750 / 141,250         $        -- / $      --

PAUL E. RICKER                        --        $        --         18,748 /      --         $        -- / $      --

----------
(1) Pursuant to the terms of Mr. Wiggins' Retirement, Consulting and Non-Competition Agreement (described below), all of Mr. Wiggins' options vested effective February 23, 1998.

DIRECTORS' COMPENSATION

         Each non-employee director of the Company receives an annual retainer of $38,000. In addition, each non-employee director is entitled to receive $1,000 plus expenses for each meeting of the Board of Directors and for each committee meeting attended in person and $500 for each meeting attended by telephone conference. Directors who are not employees of the Company may participate in the Non-Employee Directors Stock Option Plan, as amended (the "Plan") and be awarded nonqualified stock options. The Plan currently provides that each year, on the first Friday following the Company's Annual Meeting of Stockholders, each individual elected, reelected or continuing as a Non-Employee Director will automatically receive a nonqualified stock option for 5,000 shares of the Company's Common Stock. The exercise price for such options is either the average of the high and low prices at which the Common Stock traded on the Nasdaq National Market on the date of grant or the last sale price of Common Stock on the Nasdaq National Market on the date of grant, whichever is higher. The Plan provides that one-fourth of the options granted under the Plan vest on each of the date of grant and the Friday prior to the first, second and third Annual Meeting of Stockholders following the date of grant. Pursuant to the Plan, on April 25, 1997, Dr. Radosevich and Messrs. Nazem, Adamson, Milligan and Scully were each granted options to purchase 5,000 shares at an exercise price of $59.375 per share.

         In January 1998, the Board of Directors established an Executive Committee to supervise certain aspects of the Company's operations the members of which were James B. Adamson, Fred F. Nazem and Stephen F. Wiggins, with Mr. Nazem acting as Chairman of the Executive Committee. The Executive Committee was disbanded in February 1998. In recognition of the responsibilities assumed by Mr. Adamson and Mr. Nazem in serving on the Executive Committee, the Compensation Committee recommended, and the Board determined, that Mr. Adamson and Mr. Nazem be awarded cash compensation of $100,000 and $125,000, respectively, and options to acquire 20,000 and 75,000 shares, respectively, of the Company's Common Stock. In the first quarter of 1998, Mr. Milligan, Mr. Scully and Dr. Radosevich each received a payment of $30,000 in lieu of Board and Committee meeting fees for a substantial number of meetings and telephone conferences held through February 1998. Mr. Milligan received an additional payment of $70,000 as compensation for substantial time devoted by Mr. Milligan in recruiting new management personnel and preparation and negotiations relating to agreements with management personnel. Effective February 23, 1998, Mr. Nazem agreed to serve as Chairman of the Board of Directors. As compensation for his service as such, the Board of Directors approved payment of an annual retainer of $250,000 and a grant of options to acquire 250,000 shares of the Company's Common Stock. 125,000 of these options were granted on March 30, 1998, 100,000 of which vested on May 13, 1998 upon the closing of the Company's financing and 25,000 of which vest upon the earlier of (i) the average closing price of the Company's Common Stock for any 20 day period preceding the second anniversary of the grant being equal to or greater than twice the exercise price of $15.375 or
(ii) May 13, 2003. The grant of the remaining 125,000 options is subject to stockholder approval of certain amendments (the "Amendments") to the 1991 Stock Option Plan (see "Proposal Number Three" and "Proposal Number Four") and vest upon the earlier of (i) the average closing price of the Company's Common Stock for any 20 day period preceding the second anniversary of the Meeting being equal to or greater than twice the exercise price or (ii) the fifth anniversary of the Meeting. The vesting of these options would be accelerated upon a change of control (as defined in the agreement) or upon Mr. Nazem's ceasing to act as Chairman.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         In 1996, Mr. Sullivan and Mr. Boyd entered into employment agreements with the Company both of which were amended in 1998. The agreements are for initial two-year terms and automatically renew for an additional two years upon each second anniversary of their effective dates, unless prior notice to not renew is given. Upon a Change in Control of the Company (as defined in the agreements), the agreements automatically extend to a two-year term. Mr. Sullivan's annual base salary is $600,000. In addition, Mr. Sullivan is eligible to receive an annual bonus which is set at a target level equal to 100% of his base salary and shall be payable in the event certain performance criteria are met. Mr. Sullivan's base salary and annual bonus shall be as recommended by the Chief Executive Officer and approved by the Compensation Committee. Under the terms of the 1998 amendments, Mr. Sullivan received cash payments of $250,000 on each of March 31, 1998 and May 31, 1998. In addition, Mr. Sullivan received a loan of $750,000 which accrues interest at 7% per annum. Principal and interest of the loan is repayable if Mr. Sullivan voluntarily terminates employment without "Good Reason" (as defined in the agreement) prior to March 1, 1999. Principal and interest thereon will be waived if Mr. Sullivan is employed with the Company on such date or upon his earlier termination without "Cause" or for "Good Reason" (as those terms are defined in the agreement) or upon his death. Mr. Boyd's base salary is subject to annual review by the Company's Compensation Committee, and may be increased at the discretion of the Compensation Committee. In addition, under the terms of the 1998 amendments, on March 31, 1998, Mr. Boyd received a cash payment of $250,000. If prior to (or more than two years following) a Change in Control, Mr. Sullivan or Mr. Boyd is terminated without "Cause" or terminates employment for "Good Reason" (as such terms are defined in the agreements), or if Mr. Sullivan's or Mr. Boyd's agreement is not renewed, then Mr. Sullivan would receive a cash payment equal to two times the sum of his target bonus for the year in which his employment is terminated plus his base salary for the twelve month period prior to the date of termination and Mr. Boyd would receive a lump sum payment equal to two times the sum of his highest annual bonus earned in respect of the two fiscal years prior to the date of termination and his base salary during the prior twelve months. If such an event were to occur in 1998, Mr. Sullivan would receive a lump sum payment of $2,400,000 and all of his outstanding stock options would vest immediately. If Mr. Boyd is terminated without Cause or terminates employment in 1998, he would receive a lump sum payment of $1,200,000.

         If during the two-year period following a Change in Control, Mr. Sullivan or Mr. Boyd is terminated without Cause or terminates employment for Good Reason, he would receive a lump sum payment equal to two times the sum of his highest annual rate of base salary during the thirty-six-month period immediately prior to the date of termination and his highest annual bonus earned during the three fiscal years immediately preceding the date of termination, and continued welfare benefits for two years.

         If any payments made to Mr. Sullivan or Mr. Boyd pursuant to the agreements or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

         Each of Mr. Sullivan and Mr. Boyd is subject to a one-year non-compete provision if he voluntarily terminates employment prior to the end of the employment term, unless such termination is approved by the Board of Directors or is within the two-year period following a Change in Control. If Mr. Sullivan's agreement terminates prior to a Change in Control or following the two-year period immediately subsequent to a Change in Control as the result of termination for Good Reason, termination without Cause or the Company's failure to renew his agreement, Mr. Sullivan is subject to a two-year non-compete provision.

         The respective agreements also provide that in the event that Mr. Sullivan's or Mr. Boyd's employment with the Company terminates as a result of
(i) a termination for Good Reason or (ii) a termination by the Company without Cause (other than for Retirement or Disability), he will continue to act as a consultant to the Company until the first anniversary of his date of termination and receive compensation at a per diem rate. Service as a consultant shall be treated as service with the Company for purposes of determining the vested percentage of stock options and other equity awards granted as of such termination of employment. In addition, while a consultant to the Company, Mr. Boyd will continue to participate in the Company's group health plan (or if such participation is not permitted, the Company will provide such benefit on the same after-tax basis as if continued participation had been permitted). The respective agreements further provide that Mr. Sullivan and Mr. Boyd will receive no less favorable director and officer indemnification and insurance coverage than such coverage in effect from time to time for the directors and officers of the Company.

         On March 30, 1998, Mr. Sullivan was granted options to purchase 300,000 shares of Common Stock under the 1991 Stock Option Plan. The grant of 100,000 such options is subject to shareholder approval of the Amendments to the 1991 Stock Option Plan (see "Proposal Number Three" and "Proposal Number Four").
In the event the Company's stockholders fail to approve the Amendments at the Meeting, the Company and Mr. Sullivan will negotiate in good faith a mutually acceptable alternative compensation arrangement. On March 30, 1998, Mr. Boyd was granted options to purchase 200,000 shares of Common Stock under the 1991 Stock Option Plan. In addition, the Compensation Committee has determined that Mr. Sullivan's and Mr. Boyd's options shall vest upon a Change of Control (as defined in the 1991 Stock Option Plan).

         On February 23, 1998 Mr. Wiggins and the Company entered into a three year Retirement, Consulting and Non-Competition Agreement (the "Retirement Agreement") pursuant to which Mr. Wiggins retired from his position as Chairman of the Board and agreed to continue to act as a consultant to the Company for a period of three years. Under the terms of the Retirement Agreement, the Company agreed to pay Mr. Wiggins a lump sum cash payment of $3,600,000 and, during the term of the Retirement Agreement, an annual amount of $1,800,000, payable monthly. In addition, the Retirement Agreement provides that all of Mr. Wiggins' options vested immediately upon the effective date of the Retirement Agreement and that the expiration dates of the options are extended and shall continue to be exercisable until February 2002. The Retirement Agreement also provides that Mr. Wiggins will be provided certain fringe benefits and reimbursements of expenses, and that Mr. Wiggins and his dependents will be entitled to continue to participate in the Company's group health plan (or equivalent arrangements). During the term of the Retirement Agreement, Mr. Wiggins will have the right of first offer to purchase Oxford Specialty Management. The Retirement Agreement provides that during the term, Mr. Wiggins will not be employed by, or have a significant ownership interest in, any business which is principally and directly engaged in the operation of health maintenance organizations or the health insurance business in the United States, and will not solicit for employment any person who is at such time (or was within the one-month period prior to such solicitation) employed by the Company or any of its affiliates.

         Following disclosure of the terms of the Retirement Agreement, certain regulators, including, the New York State Insurance Department, expressed concern that the cost of the Retirement Agreement would raise costs for the Company's policyholders. The Company has confirmed that the cost of the Retirement Agreement will be paid by the Company and will not be allocated directly or indirectly to its regulated subsidiaries and will have no impact on premiums for employer groups and members. The Company has suspended payments under the Retirement Agreement pending further discussions with these officials.

         The above notwithstanding, the Board of Directors carefully considered the need for a smooth management transition (including Mr. Wiggins' standing with employees as founder of the Company), Mr. Wiggins' pre-existing contractual rights and the value of an ongoing non-competition and non-solicitation agreement with Mr. Wiggins. The Board's assessment, with the advice of outside experts, was that the aforementioned agreements were reasonable. These agreements were structured not to affect the regulated subsidiaries and individual consumers and were in the best interests of the Company, its policyholders and its shareholders.

         In December 1997, Mr. Cassidy resigned from his position with the Company. Upon his resignation, the Company agreed to pay him an amount equal to his base salary during the twelve months preceding the date of his resignation in twelve equal monthly installments. Contemporaneous with Mr. Cassidy's resignation, he entered into a service agreement with the Company pursuant to which the Company will pay him on a per diem basis for consulting services for a period of twelve months. Unless the services agreement is terminated for cause or Mr. Cassidy voluntarily terminates the agreement, Mr. Cassidy's outstanding stock options will vest immediately upon the termination of the services agreement.

         Mr. Snow resigned from his position with the Company effective April 10, 1998. Pursuant to the terms of his severance agreement, the Company agreed to pay Mr. Snow, in twelve equal monthly installments, the sum of his base salary earned during the twelve month period immediately preceding date of his resignation plus a bonus equal to 50% of his base salary on December 31, 1997. Mr. Snow also agreed to continue to act as a consultant to the Company on an as needed basis at a per diem rate for a period of twelve months. Mr. Snow's options will continue to vest during this consulting period.

         Mr. Smoler resigned from his position with the Company effective April 10, 1998. Pursuant to the terms of his severance agreement, the Company agreed to pay Mr. Smoler, in twelve equal monthly installments, the sum of his base salary earned during the twelve month period immediately preceding the date of his resignation plus a bonus equal to 50% of his base salary on December 31, 1997. Mr. Smoler also agreed to continue to act as a consultant to the Company on an as needed basis at a per diem rate for a period of twelve months. Mr. Smoler's options will continue to vest during this consulting period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In October 1997, the Company disposed of its 47% interest in Health Partners, Inc. ("Health Partners"), a physician management company. The Company received 2,090,109 shares of FPA Medical Management, Inc. ("FPAM") common stock in exchange for its interest in Health Partners. The Company contracts with provider groups managed by Health Partners, which is now a subsidiary of FPAM, in the Company's service area.

         In February 1998, Dr. Payson entered into an employment agreement with the Company (the "Payson Agreement") for an initial four-year term, with an automatic one year renewal on the fourth anniversary of the effective date and on each anniversary thereafter, unless one year's prior notice not to renew is given. Pursuant to the Payson Agreement, Dr. Payson served the Company initially in a consulting capacity and, as of May 13, 1998, the closing date (the "Financing Effective Date") of the financings pursuant to the Investment Agreement (the "TPG Financing"), he became Chief Executive Officer (and was also appointed a director) of the Company. Dr. Payson receives a base salary of $350,000 and is eligible to receive an annual incentive award under the Company's incentive compensation plans, with a guaranteed minimum bonus of $350,000 for the period ending December 31, 1998. Dr. Payson's base salary may be increased at the discretion of the Compensation Committee. Upon consummation of the Payson Agreement, Dr. Payson received a nonrefundable payment of $700,000 that will offset any payments of base salary and bonus for 1998.

         In addition, Dr. Payson was granted a nonqualified stock option (the "Option") to purchase 2,000,000 shares of Common Stock at an exercise price of $15.52 per share, and a nonqualified stock option (the "Additional Option") to purchase an additional 1,000,000 shares of Company Common Stock under the 1991 Stock Option Plan. The Option generally provides that 800,000 shares will vest on February 23, 1999, and that the remaining 1,200,000 shares will vest ratably on a monthly basis over the 36-month period ending February 23, 2002, provided in each case that Dr. Payson is employed by the Company on the applicable vesting date. The Option also provides for acceleration of vesting and extended exercisability periods in certain circumstances, including certain terminations of employment and a change in control (as defined in the 1991 Stock Option Plan) of the Company. The Additional Option (i) is subject to the approval by the Company's stockholders of the Amendments to the 1991 Stock Option Plan (see "Proposal Number Three" and "Proposal Number Four"), (ii) has an exercise price equal to the closing price of the Common Stock on the date of the Meeting, (iii) will generally vest ratably over the four years from the date of grant, and (iv) will otherwise be subject to the terms and conditions of the 1991 Stock Option Plan. In the event that the Company's stockholders fail to approve the Amendments at the Meeting, the Company and Dr. Payson will negotiate in good faith a mutually acceptable alternative compensation arrangement. The Additional Option also provides for accelerated vesting following a Change in Control (as defined in the 1991 Stock Option Plan).

         Pursuant to the Payson Agreement, upon the Financing Effective Date, Dr. Payson purchased 644,330 shares of Common Stock (the "Purchased Shares") at a cost of $10 million based on a purchase price of $15.52 per share. The Purchased Shares and the shares acquired pursuant to exercise of the Option and the Additional Option are subject to certain restrictions on transfer and disposition during the term of the Payson Agreement, which restrictions lapse upon a change in control of the Company.

         Pursuant to the Payson Agreement, if Dr. Payson is terminated by the Company for Cause (as defined in the Payson Agreement) or if he voluntarily terminates other than for Good Reason (as defined in the Payson Agreement), he has agreed (i) not to compete with the Company for a period of six months following such termination, if such termination occurs before the first anniversary of the Payson Agreement, or for a period of one year following such termination, if such termination occurs after the first anniversary of the Payson Agreement, and (ii) not to solicit the Company's employees, customers and providers for a period of six months following such termination. The noncompetition and nonsolicitation covenants cease to apply following a change of control of the Company.

         The Company has entered into employment agreements with Mr. Rich and Dr. Muney. Dr. Muney's agreement provides for an initial two-year term and Mr. Rich's agreement provides for an initial four-year term. Each agreement provides for automatic renewal for an additional two years upon each second anniversary (initially on the fourth anniversary, in the case of Mr. Rich) of their effective dates, unless prior notice to not renew is given.

         Under the terms of their respective agreements, Mr. Rich will receive an annual base salary of $600,000 a minimum annual performance bonus of $600,000, a sign-on bonus of $300,000, and an option to acquire 800,000 shares of Company Common Stock and Dr. Muney will receive an annual base salary of $350,000, a sign-on bonus of $60,000, and annual performance bonus of a minimum of 50 percent of annual base salary, and an option to acquire 100,000 shares of Company Common Stock under the 1991 Stock Option Plan. In addition, under Mr. Rich's agreement, the Company agreed to loan Mr. Rich $600,000 upon the following terms: (i) interest at the lowest rate to avoid imputed income; (ii) four (4) year term; (iii) interest only annually; and (iv) principal only at the end of four (4) year term or earlier at Mr. Rich's option or upon termination of Mr. Rich's employment with the Company.

         The agreements generally provide that Mr. Rich's and Dr. Muney's base salary is subject to annual review by the Company's Compensation Committee, and may be increased at the discretion of the Compensation Committee and that upon a Change in Control of the Company (as defined in the agreements), the agreements automatically extend to at least a two-year term.

         If prior to (or more than two years following) a Change in Control, Mr. Rich or Dr. Muney is terminated without "Cause" or terminates employment for "Good Reason" (as such terms are defined in the Agreements), or if Mr. Rich's or Dr. Muney's agreement is not renewed, he would receive a payment equal to the sum of his annual bonus during the fiscal year prior to the date of termination and his base salary (in the case of Mr. Rich, two times his base salary) during the prior twelve months, provided that Mr. Rich would receive an amount no less than $2,400,000. Dr. Muney's payment would be paid over twelve months and Mr. Rich's payment would be paid over twenty-four months.

         The agreements generally provide that if, during the two-year period following a Change in Control, Mr. Rich or Dr. Muney is terminated without Cause or terminates employment for Good Reason, he would receive a lump sum payment equal to two times the sum of his highest annual rate of base salary during the thirty-six month period immediately prior to the date of termination and his highest annual bonus earned during the three fiscal years immediately preceding the date of termination, and continued welfare benefits for two years. Mr. Rich's agreement provides for full vesting of his outstanding stock options and for the continuation of welfare benefits for only one year.

         The agreements also provide that if any payments made to Mr. Rich or Dr. Muney pursuant to the agreements or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

         The agreements further provide that Mr. Rich and Dr. Muney agree not to compete with the Company for a period of one year if he voluntarily terminates employment prior to the end of the employment term, unless such termination is for Good Reason, is approved by the Company's Board of Directors or is within the two-year period following a Change in Control.

         On June 9, 1998, Ms. Jorden entered into an employment agreement with the Company to serve as Chief Financial Officer commencing June 22, 1998. Ms. Jorden's agreement provides for an initial four-year term and for automatic renewal for an additional two years upon each second anniversary of its effective date, unless prior notice to not renew is given. Under the terms of her agreement, Ms. Jorden will receive an annual base salary of $400,000; a minimum annual performance bonus (in an amount no greater than 100% of her base salary) consistent with the Company's management incentive program, provided, however that for the years 1998, 1999, 2000 and 2001 such bonus shall be guaranteed in an amount equal to 100% of her base salary; a sign-on bonus of $300,000; and options to acquire 300,000 shares of Common Stock under the 1991 Stock Option Plan, 200,000 of which is to be granted upon commencement of her employment and 100,000 of which are subject to the approval by the Company's stockholders of the Amendments (see "Proposal Number Three" and "Proposal Number Four") at the Meeting. In the event the Company's stockholders fail to approve the Amendments at the Meeting, the Company and Ms. Jorden will negotiate in good faith a mutually acceptable alternative compensation arrangement. In addition, the Company agreed to loan Ms. Jorden $400,000 (the "Loan") upon the following terms: (i) interest at the lowest rate to avoid imputed income; (ii) repayable in four equal installments of principal, together with accrued interest (or earlier at Ms. Jorden's option); and (iii) the Loan will be forgiven if Ms. Jorden is terminated without Cause following a Change of Control (as both terms are defined in her agreement). The Loan is secured by certain of Ms. Jorden's assets.

         The agreement provides that Ms. Jorden's base salary is subject to annual review by the Company's Compensation Committee, and may be increased at the discretion of the Compensation Committee and that upon a Change of Control of the Company, the agreement automatically extends to a two-year term from the date of such Change of Control.

         If prior to (or more than two years following) a Change of Control, Ms. Jorden's employment with the Company is terminated without Cause, for Good Reason (each as defined in her agreement) or by notice of non-renewal, then Ms. Jorden would receive a payment (payable in 24 equal monthly installments) equal to two times the sum of her base salary during the twelve-month period immediately preceding the date of termination plus her annual bonus during the fiscal year prior to the date of termination, provided that such amount shall not be less than $1.6 million. If, during the two-year period following a Change in Control, Ms. Jorden is terminated without Cause or terminates employment for Good Reason, the Company will pay her a lump sum payment equal to two times the sum of (i) her highest annual base salary during the three-year period immediately preceding her termination date and (ii) her highest annual bonus earned in respect of the three fiscal years of the Corporation preceding the year in which the termination occurs, provide continued welfare benefits for two years and cause each of Ms. Jorden's options to immediately vest and become exerciseable in full.

         The agreement also provides that if any payments made to Ms. Jorden pursuant to the agreement or otherwise would be subject to any excise tax under
Section 4999 of the Internal Revenue Code, the Company will provide her with an additional payment such that she retains a net amount equal to the payments she would have retained if such excise tax had not applied.

         The agreement further provides that Ms. Jorden agrees not to compete with the Company for a period of one year if she voluntarily terminates employment prior to the end of the employment term, unless such termination is for Good Reason, is approved by the Company Board of Directors or is within the two-year period following a Change in Control.

         Pursuant to the terms of the Investment Agreement dated as of February 23, 1998 (the "Investment Agreement") by and between the Company and TPG Oxford LLC, an affiliate of Texas Pacific Group ("TPG"), affiliates of TPG and certain assignees of TPG Oxford LLC purchased $350 million in shares of senior preferred stock and warrants to purchase Common Stock and Junior Preferred Stock which enables TPG to acquire up to 22.1% of Common Stock. In the Investment Agreement, the Company agreed to appoint Norman C. Payson, M.D. as its Chief Executive Officer and as a director and agreed that TPG would be entitled to nominate four additional directors. Messrs. Bonderman, Coslet and Coulter were nominated by TPG pursuant to the Investment Agreement. TPG is entitled to nominate one additional director. For a more detailed description of the Investment Agreement, see "Proposal Number Two".

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information with regard to the beneficial ownership of the Common Stock of the Company as of June 15, 1998, unless otherwise indicated, by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, (ii) each director and the nominees for director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) the directors and all executive officers as a group.

                                                          OWNERSHIP(1)
                                                      --------------------
NAME                                                  SHARES       PERCENT
----                                                  ------       -------
TPG Partners II L.P., et. al.(2)                     12,640,001     12.8%
201 Main Street
Fort Worth, TX  76102

Franklin Resources, Inc. (3)                          4,331,300      4.4%
777 Mariners Island Boulevard
San Mateo, CA  94404-7777

William M. Sullivan (4)                                 610,167        *
Jeffery H. Boyd (5)                                     109,904        *
James B. Adamson (6)                                     26,250        *
Robert B. Milligan, Jr. (7)                               4,375        *
Fred F. Nazem (8)                                       290,750        *
Marcia J. Radosevich, Ph.D. (9)                          33,750        *
Benjamin H. Safirstein, M.D. (10)                       106,819        *
Thomas A. Scully (11)                                    52,750        *
Stephen F. Wiggins (12)                               3,005,840      3.1%
Norman C. Payson, M.D. (13)                             644,330        *
David Bonderman (14)                                 12,640,001     12.8%
James G. Coulter (14)                                12,640,001     12.8%
Jonathan J. Coslet                                          200       --
All Executive Officers and Directors as a Group       4,957,623      5.0%
(17 persons) (15)

----------
* Less than one percent.

(1) Includes shares which such persons have the right to acquire beneficial ownership of within 60 days from June 15, 1998.

(2) On May 13, 1998 TPG Oxford LLC, TPG Parallel II, L.P. and TPG Investors II, L.P. (the "TPG Entities") acquired warrants to purchase 12,640,001 shares of Common Stock and warrants to purchase (i) prior to Stockholder Approval (as described in Proposal Number Two), 5,384 shares of the Company's Series C Junior Participating Preferred Stock, par value $0.01 per share, or (ii) following Stockholder Approval, 5,384,001 shares of Common Stock. After giving effect to Proposal Number Two, the TPG Entities' percentage beneficial ownership will be 17.1%

(3) All information is as of December 31, 1997 and is furnished in reliance on the Schedule 13G filed by Franklin Resources, Inc. with the Commission in February 1998. After giving effect to Proposal Number Two, Franklin Resources, Inc.'s percentage ownership will be 4.1%.

(4) Includes 351,132 shares of Common Stock issuable upon exercise of stock options. Mr. Sullivan currently holds unvested options to purchase 377,500 additional shares of Common Stock.

(5) Includes 102,648 shares of Common Stock issuable upon exercise of options. Mr. Boyd currently holds unvested options to purchase 352,500 additional shares of Common Stock.

(6) Includes 26,250 shares of Common Stock issuable upon exercise of stock options. Mr. Adamson currently holds unvested options to purchase 3,750 additional shares of Common Stock.

(7) Includes 4,375 shares of Common Stock issuable upon exercise of options. Mr. Milligan currently holds unvested options to purchase 6,250 additional shares of Common Stock.

(8) Includes 288,750 shares of Common Stock issuable upon exercise of options. Mr. Nazem currently holds unvested options to purchase 31,250 additional shares of Common Stock.

(9) Includes 33,750 shares of Common Stock issuable upon exercise of options. Dr. Radosevich currently holds unvested options to purchase 6,250 additional shares of Common Stock.

(10) Includes 80,000 shares of Common Stock issuable upon exercise of options, 18,937 shares of Common Stock held by Dr. Safirstein's spouse and children and 3,664 shares of Common Stock held by the Safirstein Family Trust. Dr. Safirstein disclaims beneficial ownership of the shares of Common Stock held by his spouse and children and the Safirstein Family Trust. Dr. Safirstein currently holds unvested options to purchase 35,000 additional shares of Common Stock.

(11) Includes 52,750 shares of Common Stock issuable upon exercise of options. Mr. Scully currently holds unvested options to purchase 6,250 additional shares of Common Stock.

(12) Includes 1,356,040 shares of Common Stock issuable upon exercise of options.

(13)  Dr. Payson currently holds unvested options to purchase 2,000,000 shares.

(14) Includes shares purchased by TPG Partners II, L.P. ("TPG Partners"), TPG Oxford LLC ("TPG Oxford"), TPG Parallel II, L.P. ("TPG Parallel") and TPG Investors II, L.P. ("TPG Investors"). Messrs. Bonderman and Coulter, directors of the Company, are directors, executive officers and stockholders of TPG Advisors II, Inc. ("TPG Advisors"). TPG Advisors is the general partner of TPG GenPar II, L.P., which is, in turn, the general partner of each of TPG Partners, TPG Parallel and TPG Investors. TPG Partners, TPG Parallel and TPG Investors own 85%, 6% and 9%, respectively, of TPG Oxford.

(15) These numbers include 2,328,195 shares of Common Stock issuable upon exercise of options but do not include shares attributable to Messrs. Bonderman and Coulter as a result of their relationship to TPG Advisors described above.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


REPORT OF COMPENSATION COMMITTEE

         The Compensation Committee of the Board is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the Company's executive officers. The Company's compensation programs and policies are designed to provide incentives that account for value delivered to the Company's stockholders and that attract and retain individuals of outstanding ability in key positions. The Company recognizes individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and performance that supports both the short-term and long-term goals of the Company. In addition to exercising its business judgment, the Committee has also sought the advice of nationally recognized consultants in developing its executive compensation policies and agreements. The executive compensation program includes elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management.

         Compensation paid to the Company's executive officers for 1997 consisted primarily of base salary, amounts deferred and matching contributions by the Company under a long-term deferred compensation plan, and awards of stock options pursuant to the Company's 1991 Stock Option Plan. Compensation under the Company's 1991 Stock Option Plan constitutes a principal component of compensation for senior executives, reflecting the Committee's desire to align the interests of management with those of the Company's stockholders. Awards under the 1991 Stock Option Plan were based upon individual executive performance and contributions to the Company's performance. Stock options were granted under the 1991 Stock Option Plan to all employees of the Company in August 1997 with an exercise price of $74.00 per share. Subsequent to this grant, the market price of the Common Stock suffered a significant decline as the result of financial losses announced by the Company. In order to ensure that the options granted in August would provide a meaningful incentive to motivate and retain employees, Company employees (except Messrs. Wiggins, Sullivan, Boyd, Cassidy, Snow and Smoler) were given the opportunity to cancel such options and receive in exchange a like number of options granted as of January 2, 1998 with an exercise price of $17.125.

         As a consequence of the losses incurred by the Company in 1997, executive officers of the Company received no cash bonus or cash incentive compensation, except for Mr. Boyd, the Company's General Counsel, relating to his efforts in connection with the Company's response to legal and regulatory inquiries and proceedings affecting the Company.

         In connection with ongoing compensation plans and recent changes to the Company's senior management, the Committee intends to continue to promote compensation structures which, in the Committee's opinion, provide features which properly align the Company's executive compensation with corporate performance and the interest of its stockholders and which offer competitive compensation relevant to comparable opportunities in the marketplace.


                                       The Compensation Committee
                                       Robert B. Milligan, Jr.
                                       Thomas A. Scully
                                       James B. Adamson

                                PERFORMANCE GRAPH


     The following graph compares the change in the Company's cumulative total return on its Common Stock to (a) the change in the cumulative total return on the stocks included in the NASDAQ Composite Index for U.S. Companies and (b) the change in the cumulative total return on the stocks included in NASDAQ Health Services Index assuming an investment of $100 made on December 31, 1991 and comparing relative values on December 31, 1992, 1993, 1994, 1995, 1996 and 1997. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the period. Note that the Common Stock price performance shown below should not be viewed as being indicative of future performance.

                                       12/31/91   12/31/92   12/31/93  12/31/94  12/31/95   12/31/96  12/31/97
                                       -----------------------------------------------------------------------
OXFORD HEALTH PLANS, INC.              $100.00     262.76     492.93    737.07   1,374.16   2,178.68    578.96
NASDAQ STOCK MARKET INDEX              $100.00     116.38     133.60    130.60     184.70     227.17    278.77
NASDAQ HEALTH SERVICES STOCK INDEX     $100.00     103.60     119.53    128.24     162.89     162.97    166.11

                               PROPOSAL NUMBER TWO

                         COMMON STOCK ISSUANCE PROPOSAL


DESCRIPTION OF PROPOSAL

         Stockholders are being asked to consider and approve the vesting of voting rights in respect of the Series B Preferred Stock (as defined below) and the issuance, subject to adjustment, of up to 6,730,000 shares of Common Stock upon exercise of the Series B Warrants issued to TPG Oxford and certain assignee purchasers (collectively with TPG Oxford, the "Investors") pursuant to the Investment Agreement between TPG Oxford and the Company at an exercise price, subject to adjustment, of $17.75 per share of Common Stock on the terms and subject to the conditions set forth in the Investment Agreement and the Series B Warrants. Approval of the proposal by stockholders will result in a reduction in the amount of dividends payable by the Company under the Series B Preferred Stock of approximately $1,000,000 per year.

         Pursuant to the Investment Agreement, on May 13, 1998, the Investors purchased from the Company (i) 245,000 shares of the Company's Series A Cumulative Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), together with detachable Series A Warrants (the "Series A Warrants") to purchase, subject to adjustment, 15,800,000 shares of Common Stock and (ii) 105,000 shares of the Company's Series B Cumulative Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock," and together with the Series A Preferred Stock, the "Senior Preferred Stock"), together with detachable Series B Warrants (the "Series B Warrants," and together with the Series A Warrants, the "Warrants") to purchase, subject to adjustment (A) prior to Stockholder Approval (as defined below), 6,730 shares of the Company's Series C Junior Participating Preferred Stock, par value $0.01 per share (the "Junior Preferred Stock" and, together with the Senior Preferred Stock, the "Preferred Stock"), or
(B) following Stockholder Approval, 6,730,000 shares of Common Stock. Shares issuable upon the exercise of the Warrants are herein referred to as "Warrant Shares". Under the Investment Agreement, Stockholder Approval means the approval of stockholders of the Company, in accordance with and in satisfaction of Rule 4460(i)(1)(D) of the National Association of Securities Dealers, Inc. (the "NASD") and interpretations thereunder, of the vesting of voting rights in respect of the Series B Preferred Stock and the issuance of shares of Common Stock upon exercise of the Series B Warrants. For purposes of the Investment Agreement and the Series B Warrants, approval of the Common Stock Issuance Proposal would constitute Stockholder Approval. The aggregate purchase price for the Senior Preferred Stock and the Warrants was $350,000,000.

         As more fully described below, until receipt of Stockholder Approval, dividends accumulate on the Series B Preferred Stock at a higher rate than on the Series A Preferred Stock. Approval of the proposal by stockholders will result in a reduction in the amount of dividends payable by the Company under the Series B Preferred Stock of approximately $1,000,000 per year. In addition, until Stockholder Approval is received, the Company has agreed to continue to seek Stockholder Approval at each meeting of stockholders.

         NASD Rule 4460(i)(1)(D) requires that each issuer of securities authorized for quotation on the Nasdaq National Market shall require stockholder approval prior to the issuance of such securities in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Where stockholder approval is required, the minimum vote which will constitute shareholder approval shall be a majority of the total votes cast on the proposal in person or by proxy.

         The Common Stock is authorized for quotation on the Nasdaq National Market and, at the time of the execution of the Investment Agreement, (i) the aggregate number of shares of Common Stock to be issuable upon exercise of the Series B Warrants (when considered together with the number of shares of Common Stock issuable upon exercise of the Series A Warrants) was in excess of 20% of the outstanding shares of Common Stock and (ii) the issue price could be deemed to be less than the current market value of the Common Stock. Accordingly, pursuant to the Investment Agreement, the Company is seeking approval of the Common Stock Issuance Proposal.

         Approval of the Common Stock Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote.

THE PREFERRED STOCK AND WARRANTS

         The following summary of certain provisions of the Preferred Stock, the Warrants, the Investment Agreement and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Preferred Stock, the Warrants, the Investment Agreement and the Registration Rights Agreement which are incorporated herein by reference.

         Series A Preferred Stock. The Series A Preferred Stock has a liquidation preference of $1,000 per share (plus accumulated and unpaid dividends), and will accumulate cash dividends at a rate of 8% per annum, payable quarterly, provided that prior to May 13, 2000, the Series A Preferred Stock will accumulate dividends at a rate of 8.243216% per annum, payable annually in cash or additional shares of Series A Preferred Stock, at the option of the Company. The Series A Preferred Stock is mandatorily redeemable on May 13, 2008 at a price equal to its liquidation preference, and may be redeemed for such price at the option of the Company, in whole and not in part, after May 13, 2003. In addition, the shares of Series A Preferred Stock may be exchanged in certain circumstances at the option of the Company, in whole and not in part, for debentures having terms and provisions comparable to those of the Series A Preferred Stock.

         While held by TPG Oxford and its affiliates, the Series A Preferred Stock entitles TPG Oxford and its affiliates to vote together with holders of Common Stock as a single class 15,800,000 votes (representing the number of Warrant Shares issuable upon exercise of all Series A Warrants originally issued (including Series A Warrants issued to persons other than TPG Oxford and its affiliates)), multiplied by the lesser of (x) the percentage of the originally issued Series A Warrants held by the original purchasers thereof (including certain persons other than TPG Oxford and its affiliates) at the date of determination and (y) the percentage of the originally issued shares of Series A Preferred Stock held by the original purchasers thereof at the date of determination. Holders of Series A Preferred Stock other than TPG Oxford and its affiliates have no general voting rights thereunder.

         Series B Preferred Stock. The Series B Preferred Stock has a liquidation preference of $1,000 per share (plus accumulated and unpaid dividends), and will accumulate cash dividends at a rate of 9% per annum, payable quarterly, provided that prior to May 13, 2000, the Series B Preferred Stock will accumulate dividends at a rate of 9.308332% per annum, payable annually in cash or additional shares of Series B Preferred Stock, at the option of the Company, provided, further that from and after the date of Stockholder Approval, such dividend rates will be identical to those applicable to the Series A Preferred Stock (except that stock dividends will be payable in additional shares of Series B Preferred Stock). Thus, Stockholder Approval will result in a reduction in dividends payable by the Company of approximately $1,000,000 per year. As in the case of the Series A Preferred Stock, the Series B Preferred Stock will be mandatorily redeemable on May 13, 2008 at a price equal to its liquidation preference plus accrued and unpaid dividends, and may be redeemed for such price at the option of the Company, in whole and not in part, after May 13, 2003. In addition, the shares of Series B Preferred Stock may be exchanged in certain circumstances at the option of the Company, in whole and not in part, for debentures having terms and provisions comparable to those of the Series B Preferred Stock.

         Holders of shares of Series B Preferred Stock do not have general voting rights unless and until Stockholder Approval is obtained. Pursuant to the Investment Agreement, the Company has agreed to seek the Stockholder Approval at the Meeting and, if Stockholder Approval is not received at the Meeting, at each meeting of its stockholders thereafter until Stockholder Approval is obtained. Upon the receipt of Stockholder Approval, TPG Oxford and its affiliates will have, with respect to the shares of Series B Preferred Stock, the right to vote together with holders of Common Stock and Series A Preferred Stock as a single class 6,730,000 votes (representing the number of Warrant Shares issuable upon exercise of all Series B Warrants originally issued (including Series B Warrants issued to persons other than TPG Oxford and its affiliates)), multiplied by the lesser of (x) the percentage of the originally issued Series B Warrants held by the original purchasers thereof (including certain persons other than TPG Oxford and its affiliates) at the date of determination and (y) the percentage of the originally issued shares of Series B Preferred Stock held by the original purchasers thereof at the date of determination. Holders of Series B Preferred Stock other than TPG Oxford and its affiliates have no general voting rights thereunder.

         Series A Warrants. Each Series A Warrant entitles the holder thereof to purchase, upon exercise, at any time, one share of Common Stock for an exercise price of $17.75 per share. If, however, 115% of the average closing price of the Common Stock during the 20 trading day period commencing one trading day preceding the filing by the Company of its Annual Report on Form 10-K for the year ending December 31, 1998 is lower than such exercise price, the exercise price will be reduced to equal such lower amount. The exercise price may be paid in cash, by surrender of shares of Senior Preferred Stock, by surrender of Warrants or by any combination of the foregoing. The Series A Warrants contain customary antidilution protections with respect to future stock dividends, stock splits, reverse splits, issuances of Common Stock below the then-current market price, special dividends, tender or exchange offers and similar actions. The Series A Warrants expire upon the earlier of (x) May 13, 2008 and (y) the redemption of the Series A Preferred Stock.

         Series B Warrants. Each Series B Warrant currently entitles the holder to purchase, upon exercise, at any time, 1/1000 of a share of Junior Preferred Stock for an exercise price of $17.75, which exercise price is subject to reduction in the circumstances and to the extent described above with respect to the Series A Warrants. Each share of Junior Preferred Stock, in general, entitles the holder to receive 1,000 times the amount of dividends and assets upon liquidation of the Company as are paid or distributed in respect of each share of Common Stock. However, unlike Common Stock, Junior Preferred Stock does not have any general voting rights. Upon the occurrence of the Stockholder Approval, each Series B Warrant will entitle the holder to purchase one share of Common Stock, in lieu of Junior Preferred Stock, for the applicable exercise price. Other provisions of the Series B Warrants will be substantially similar to those described above with respect to the Series A Warrants (with all references to the Series A Warrants and the Series A Preferred Stock being made instead to the Series B Warrants and the Series B Preferred Stock, respectively).

         Exchange of Preferred Stock. The Company has agreed with TPG Oxford to make an adjustment of the dividends payable among the shares of Series A Preferred Stock and Series B Preferred Stock in connection with the possible sale of shares of Preferred Stock by the holders thereof to institutional holders. Pursuant to the Agreement, the 245,000 shares of Series A Preferred Stock will be exchanged for 245,000 shares of a new Series D Preferred Stock (the "Series D Preferred Stock"), and the 105,000 shares of Series B Preferred Stock will be exchanged for 105,000 shares of a new Series E Preferred Stock (the "Series E Preferred Stock"). The terms of the shares of the Series D Preferred Stock will be identical to the terms of the Series A Preferred Stock, except that the Series D Preferred Stock will accumulate cash dividends at the rate of 5.4325% (reduced to 4.9480% following Stockholder Approval) per annum, payable quarterly, provided that prior to May 13, 2000, the Series D Preferred Stock will accumulate dividends at a rate of 5.8009% (reduced to 5.3305% following Stockholder Approval) per annum, payable annually in cash or additional shares of Series D Preferred Stock, at the option of the Company. The terms of the shares if the Series E Preferred Stock will be identical to the terms of the shares of the Series B Preferred Stock except that the Series E Preferred Stock will accumulate cash dividends at a rate of 14% per annum, payable quarterly, provided that prior to May 13, 2000, the Series E Preferred Stock will accumulate dividends at a rate of 14.7523% per annum, payable annually in cash or additional shares of Series E Preferred Stock, at the option of the Company. In addition, the Series D Preferred Stock may not be surrendered in payment of the exercise price of any Warrants until May 13, 2000.

         The aggregate cost to the Company of dividends on the Series D Preferred Stock and Series E Preferred Stock is the same as the aggregate cost to the Company of dividends on the Series A Preferred Stock and Series B Preferred Stock. The respective voting rights of the holders of the Series A Preferred Stock and Series B Preferred Stock will not be changed as the result of the exchange of such shares for shares of Series D Preferred Stock and Series E Preferred Stock.

         If the exchange takes place prior to the Meeting, the proposal to approve the vesting of voting rights in respect of the Series B Preferred Stock will constitute a proposal to approve the vesting of voting rights in respect of the Series E Preferred Stock, and all references herein to the Series A Preferred Stock and the Series B Preferred Stock shall be deemed to be references to the Series D Preferred Stock and the Series E Preferred Stock, respectively.

         Governance Provisions. The Investment Agreement provides that the Company will cause its Board of Directors to consist of between 11 and 13 members (before giving effect to the rights of holders of Senior Preferred Stock to elect additional directors in the event of nonpayment of dividends or redemption price, as described below), and to cause four individuals designated by TPG Oxford (the "Investor Nominees") to be elected as directors of the Company. At each annual meeting of the Company's stockholders following the issuance of the Senior Preferred Stock, the Company is required to use its best efforts, subject to the fiduciary duties of the Board, to cause the election of Investor Nominees then up for election. In addition, each committee of the Board will be required generally to include among its members at least one Investor Nominee. The number of Investor Nominees will be reduced to (w) three, in the event TPG Oxford and its affiliates beneficially own (including by holding Warrants) at least 60%, but less than 80%, of the Warrant Shares originally beneficially owned by them, (x) two, in the event that TPG Oxford and its affiliates beneficially own at least 40%, but less than 60%, of the Warrant Shares originally beneficially owned by them, (y) one, in the event that TPG Oxford and its affiliates beneficially own at least 20%, but less than 40%, of the Warrant Shares originally beneficially owned by them, and (z) zero, in the event that TPG Oxford and its affiliates beneficially own less than 20% of the Warrant Shares originally beneficially owned by them. In the event that Investor Nominees are not elected to the Board by the Company's stockholders, TPG Oxford and its affiliates will have the ability to cause such election to occur by operation of certain provisions of the Series A Preferred Stock. The rights of TPG Oxford to designate and elect Investor Nominees are not assignable to persons other than affiliates of TPG Oxford.

         In addition, the terms of the Senior Preferred Stock provide that if the dividends thereon are in arrears for four consecutive quarterly periods or are in arrears on May 13, 1999 or May 13, 2000 or if the Company fails to satisfy its obligation to redeem shares of Senior Preferred Stock, holders of the Senior Preferred Stock voting as a separate class will be entitled to elect two directors to the Board (in addition to the rights of TPG Oxford to designate Investor Nominees). Notwithstanding this right, at no time will TPG Oxford and its affiliates be permitted to elect or designate for election more than four individuals as members of the Board (including the Investor Nominees). If, at the time holders of Senior Preferred Stock have the right to elect additional directors, TPG Oxford and its affiliates beneficially own, in the aggregate, a majority of the outstanding shares of Senior Preferred Stock and are not permitted to elect one or both of such additional directors as described in the immediately preceding sentence, then the holders of Senior Preferred Stock other than TPG Oxford and its affiliates will be entitled to elect, voting separately as a class, one additional director.

         The Investment Agreement also contains covenants which restrict the ability of the Company to take certain significant actions without the consent of TPG Oxford, including mergers, consolidations and certain issuances of equity securities. These restrictive covenants will terminate at such time as TPG Oxford and its affiliates beneficially own less than 10% of the Warrant Shares underlying the Warrants originally issued.

         Standstill Provisions. The Investment Agreement also provides that for a period of three years following the purchase and sale of the Senior Preferred Stock and Warrants, TPG Oxford and its affiliates will refrain from purchasing additional shares of the Company's voting stock and from taking certain other actions relating to a change in control of the Company, including the formation of a "group" as defined in Section 13(d) of the Securities Exchange Act of 1934 and the solicitation of proxies. Following such three year period, TPG Oxford and its affiliates may acquire additional shares of the Company's voting stock only in a Board-approved transaction in which all shareholders of the Company are treated equally. The standstill provisions are subject to certain exceptions, including in circumstances in which the Board has solicited the interest of a third party with respect to a possible sale of the Company. In addition, the standstill provisions will terminate at such time as TPG Oxford and its affiliates beneficially own less than 10% of the Warrant Shares underlying the Warrants originally issued.

         Diminished Ability to Sell the Company. As a result of the Investors' substantial beneficial ownership of Preferred Stock and Common Stock, it may be more difficult for a third party to acquire control of the Company without the Investors' approval.

         Registration Rights Agreement. Concurrently with entering into the Investment Agreement, the Company and TPG Oxford entered into a Registration Rights Agreement dated as of February 23, 1998 (the "Registration Rights Agreement"), pursuant to which the Company has agreed to establish a shelf registration statement for the resale of the Senior Preferred Stock, the Warrants, the Warrant Shares, the Junior Preferred Stock and any combination of the foregoing (including in the form of units). In addition, the Company has granted certain "demand" and "piggyback" registration rights with respect to such securities. These registration rights are subject to certain customary blackout and cutback provisions, and are accompanied by customary indemnification provisions.

         None of the foregoing provisions of the Investment Agreement and Registration Rights Agreement is affected by the Stockholder Approval, and such provisions will remain in effect regardless of whether stockholders approve Proposal Number Two.

         In recommending stockholder approval of the Common Stock Issuance Proposal, the Board of Directors considered the fact that it would cost the Company approximately $1,000,000 per year if the higher dividend rate applicable to the Series B Preferred Stock prior to the Stockholder Approval continues to apply. Moreover, the substantive corporate governance rights granted to TPG Oxford are not affected by the Stockholder Approval.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE COMMON STOCK ISSUANCE PROPOSAL.

                              PROPOSAL NUMBER THREE
           AMENDMENT TO 1991 STOCK OPTION PLAN TO INCREASE THE NUMBER
              OF SHARES AVAILABLE UNDER THE 1991 STOCK OPTION PLAN

         On May 20, 1998, the Board of Directors adopted a resolution, subject to stockholder approval, to amend the 1991 Stock Option Plan to increase the number of shares issuable thereunder from 21,580,000 shares to 25,580,000 shares.

         The Board of Directors believes that stock options are valuable tools for the recruitment, retention and motivation of qualified employees, including officers, and other persons who can contribute materially to the Company's success. In addition, in connection with the recruitment of new members of the Company's senior management and other management employed to effect the Company's turnaround plans, the Board of Directors believes it is in the Company's best interest to use stock options as an incentive to join the Company and to align the interests of new management with those of the Company's stockholders. For those reasons, the Company agreed in the Investment Agreement to seek the proposed increase in the number of shares issuable under the 1991 Stock Option Plan.

         As of June 15, 1998, options to purchase 10,602,725 shares were outstanding under the 1991 Stock Option Plan and predecessor plans and only 1,097,374 shares of the 21,580,000 shares originally available for grant under the 1991 Stock Option Plan remained available for issuance pursuant to new option grants. The material features of the 1991 Stock Option Plan, including the amendments proposed in Proposal Number Three and Proposal Number Four, are outlined below. The following summary is qualified in its entirety by reference to the full text of the 1991 Stock Option Plan, as amended, a copy of which has been filed with the Commission and which is included as Appendix A to this Proxy Statement.

PURPOSE

         The purpose of the 1991 Stock Option Plan is to provide an incentive to key employees, directors and consultants who are in a position to contribute materially to the long term success of the Company, to increase such person's interest in the Company's welfare and to aid in attracting and retaining individuals with outstanding ability.

ADMINISTRATION

         The 1991 Stock Option Plan is administered by the Compensation Committee of the Board of Directors.

ELIGIBILITY

         The 1991 Stock Option Plan provides for grants to key employees (including officers) of the Company and its subsidiaries of "incentive stock options" within the meaning of Section 422 of the Code and for grants of nonqualified options to key employees, directors (other than members of the Compensation Committee), and consultants of the Company and its subsidiaries. The Compensation Committee has the authority to determine the employees to whom options will be granted, the number of shares to be subject to each option, whether options will be incentive or nonqualified, and the manner of exercise. The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which first become exercisable in any calendar year by an employee may not exceed $100,000. No individual optionee may be granted in any calendar year options to purchase more than 200,000 shares (proposed to be increased to 2,000,000 shares, see "Proposal Number Four").

TERMS OF OPTIONS

         Each option issued pursuant to the 1991 Stock Option Plan is evidence by a written stock option agreement between the Company and the optionee and is generally subject to the terms and conditions listed below (prior to giving effect to the amendments to the Plan proposed hereunder), but specific terms may vary:

         (i) Exercise of the Option. The Compensation Committee determines when options granted under the 1991 Stock Option Plan may be exercised. An option is exercised by giving written notice to the Company specifying the number of shares to be purchased and tendering payment of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, exchange of shares (which, if acquired pursuant to the prior exercise of stock option, must be held for more than six months) or any combination thereof. An option may not be exercised for a fraction of a share. Additionally, the Company will not permit payment of the exercise price by a promissory note or a Company loan.

         (ii) Option Price. Incentive stock options may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company). Nonqualified stock options may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant.

         (iii) Termination of Employment. Except as otherwise provided by the Committee, if the optionee's employment with the Company or with a subsidiary of the Company is terminated, the term of any then outstanding option held by such optionee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after such termination of employment. Such option will only be exercisable to the extent it was exercisable as of the last date of such optionee's employment. The representative of a deceased optionee's estate or beneficiaries thereof to whom the option has been transferred shall have the right during the three month period following the death or, if lesser, the remaining term of the option, to exercise any then outstanding option in whole or in part.

         (iv) Termination of Options. All options expire not more than seven years from the date of grant or not more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of the voting stock of the Company.

         (v) Nontransferability of Options. An option granted under the 1991 Stock Option Plan is exercisable, during the optionee's lifetime, only by the optionee and is not transferable except by will or by the laws of descent and distribution.

         (vi) Vesting. The Compensation Committee determines any vesting conditions applicable to options granted under the 1991 Stock Option Plan. Vesting may be accelerated in the event of the employee's death, disability or retirement, in the event of a change in control with respect to the Company or upon other events. Moreover, the Compensation Committee may determine that outstanding options will become fully vested if it has concluded that there is a reasonable possibility that a change in control will occur within six months thereafter.

         For purposes of the 1991 Stock Option Plan, the term "change in control" is defined as (1) the acquisition, directly or indirectly, of at least 30% of the outstanding voting securities of the Company by a person other than the Company or an employee benefit plan of the Company, (2) a greater than one-third change in the composition of the Board over a period of 24 months (if such change was not approved by a majority of the existing directors), (3) certain mergers and consolidations involving the Company, (4) a liquidation of the Company or (5) a sale of all or substantially all of the Company's assets.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

         In the event of change in the Company's capitalization by reason of split-up, merger, consolidation, reorganization, reclassification, recapitalization, or any other capital adjustment, the Compensation Committee shall make an adjustment to options outstanding under the 1991 Stock Option Plan in an equitable manner.

AMENDMENT AND TERMINATION

         The Board of Directors may, at any time, alter, amend, suspend, discontinue or terminate the plan; provided, however, that such action does not adversely affect the right of the optionees to options previously granted, and no amendment, without the approval of the stockholders, shall increase the maximum number of shares which may be awarded under the plan, materially increase benefits, change the class of employees eligible or materially modify eligibility requirements. In any event, the 1991 Stock Option Plan will terminate in 2001.

FEDERAL INCOME TAX INFORMATION

         Options granted under the 1991 Stock Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonqualified options.

         If an option granted under the 1991 Stock Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after transfer of the shares to the optionee by the Company, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the excess of the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock over the exercise price. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

         All other options which do not qualify as incentive stock options are referred to as nonqualified options. An optionee will not recognize any taxable income at the time he is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, the excess of the sale price over the optionee's basis in the shares will be treated as capital gain or loss.

         The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified option.

         The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1991 Stock Option Plan and does not purport to be complete and references should be made by the optionee to the applicable provisions of the Code. In addition, this summary does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

                                NEW PLAN BENEFITS

         The following table reflects the number of shares of Common Stock underlying options that would have been granted for the year ended December 31, 1997 under the 1991 Stock Option Plan as proposed to be amended.

                                NEW PLAN BENEFITS
                             1991 STOCK OPTION PLAN

                                                                            Number of Shares
                                                                           Underlying Options
     Name and Position                            Dollar Value (1)             Granted (2)
     -----------------                           ----------------              -----------
Stephen F. Wiggins
  Chairman and Chief                                    --                       70,000
  Executive Officer (3)
William M. Sullivan
  President and Chief                                   --                      100,000
  Executive Officer (4)
David B. Snow, Jr.
   Executive Vice President,                            --                       70,000
   Medical Delivery Systems
   and Government Programs (5)
Jeffery H. Boyd
  Executive Vice President                              --                       70,000
  and General Counsel
Robert M. Smoler
  Executive Vice President and                          --                       60,000
  Chief Executive Officer -
  New York Region (6)
Andrew B. Cassidy
  Executive Vice President and Chief                    --                       60,000
  Financial Officer (7)
Paul Ricker
  Vice President and Chief Information                  --                       60,000
  Officer (8)
All Executive Officers as                               --                      490,000
  a Group (7 persons)
All Non-Executive Directors as a Group (11              --                           --
person) (9)
All Employees and Officers
  who are not Executive                                 --                    3,266,358
  Officers as a Group (6,261 persons)

(1)   All options are granted at fair market value on the date of grant.

(2) Represents the number of shares underlying options actually granted under the 1991 Stock Option Plan for the year ended December 31, 1997.

(3) Mr. Wiggins served as Chief Executive Officer until August 1997. Mr. Wiggins resigned from his position as Chairman effective February 23, 1998.

(4) Mr. Sullivan served as Chief Executive Officer from August 1997 until May 13, 1998 and became President of the Company in May 1998.

(5) Mr. Snow resigned from his position with the Company effective April 10, 1998.

(6) Mr. Smoler resigned from his position with the Company effective April 10, 1998.

(7) Mr. Cassidy resigned from his position with the Company effective December 22, 1997.

(8) Mr. Ricker resigned from his position with the Company effective March 17, 1998.

(9) Non-executive directors receive stock options under the Company's Nonemployee Director Plan.

         Pursuant to the Employment Agreement with Dr. Payson, the Company's Chief Executive Officer, the Company has agreed to seek approval of the Amendments proposed in Proposal Number Three and Proposal Number Four in order to grant Dr. Payson non-qualified options to purchase 1,000,000 shares of Common Stock under the 1991 Stock Option Plan, effective on the date of the Meeting. Such options will have seven-year terms and vest as to 25% of such shares on each of the first four anniversaries of the issue date.

         On March 30, 1998, the Board of Directors of the Company approved the grant of options to purchase 250,000 shares of Common Stock under the 1991 Stock Option Plan to Fred F. Nazem, the Company's Chairman. Because of a previous grant of options to purchase 75,000 shares to Mr. Nazem, only 125,000 additional options may be issued to Mr. Nazem in 1998 under the 200,000 share limit on annual grants to an individual optionee contained in the 1991 Stock Option Plan. Therefore, the grant of 125,000 of the options approved on March 30, 1998 is subject to stockholder approval of the proposed Amendments to the 1991 Stock Option Plan.

         The Company has agreed to issue an additional 1,300,000 options to senior management, including the 1,000,000 options granted to Dr. Payson referred to above, conditioned on stockholder approval of the Amendments to the 1991 Stock Option Plan proposed in Proposal Number Three and Proposal Number Four. With respect to many of these options, the Company has agreed to provide the optionee alternative compensation with comparable economic value to the optionee if stockholder approval of the Amendments is not granted. It is likely that the alternative compensation would not benefit from the same tax or accounting treatment for the Company applicable to options issued under the 1991 Stock Option Plan and such alternative compensation may be more costly to the Company.

         The Company's Board of Directors believes that the Amendments proposed in Proposal Number Three and Proposal Number Four to the 1991 Stock Option Plan are an integral part of its efforts to recruit and provide incentives for Dr. Payson, new members of senior management and other new employees and to retain and provide incentives to existing management and employees. The success of the Company's turnaround efforts will be substantially impacted by the efforts of these individuals and the Board of Directors therefore believes that these Amendments are in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1991 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE PLAN.

                              PROPOSAL NUMBER FOUR
                       AMENDMENT TO 1991 STOCK OPTION PLAN
                 TO INCREASE THE ANNUAL INDIVIDUAL OPTIONEE LIMIT


         On May 20, 1998, the Board of Directors adopted a resolution to amend the 1991 Stock Option Plan, subject to stockholder approval, as necessary: (i) to increase the amount of options that an individual optionee can receive in any calendar year from 200,000 to 2,000,000 shares; (ii) to provide that in the event a stock option is subject to stockholder approval, the date of grant of such option for purposes of the Plan shall be the date of such stockholder approval; (iii) to provide the Compensation Committee the discretion to extend the exercise period of an option; and (iv) to provide that the Compensation Committee, rather than the full Board of Directors, shall approve stock option agreements under the Plan.

         For a full description of the 1991 Stock Option Plan and the Board of Directors' statements in support of the amendments proposed in this Proposal Number Four, see "Proposal Number Three" above.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1991 STOCK OPTION PLAN TO INCREASE THE ANNUAL INDIVIDUAL OPTIONEE LIMIT.

                              PROPOSAL NUMBER FIVE
          STOCKHOLDER PROPOSAL RELATING TO ANNUAL ELECTION OF DIRECTORS


         Union of Needletrades, Industrial and Textile Employees, AFL-CIO, CLC of 2100 L. Street, N.W., Suite 210, Washington, D.C. 20037 is the holder of 2,700 shares of Common Stock and has caused the following proposal to be incorporated in this Proxy Statement. The Company is not responsible for any of the contents of the language of the proposal by the stockholder, which is set out below in italic type and between quotation marks. The Board of Directors unanimously opposes this proposal by the stockholder for the reasons set forth in Management's Statement in Opposition to the Stockholder Proposal Relating to Annual Election of Directors which follows the proposal by stockholder.

"RESOLVED: The shareholders of Oxford Health Plans [sic] Inc. ("Company") request that our Board of Directors take the necessary steps in compliance with state law to declassify the Board of Directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

Our Company has been experiencing serious operating and financial problems related to its billing and payment systems. We are concerned that these problems may be indications of a lack of adequate monitoring and control systems, and believe that closer Board oversight is appropriate at this time. Given these immediate problems, and broader concerns about fraud in the healthcare industry generally, we believe it is in the best interests of shareholders to increase the level of accountability of our board [sic] of Directors. One way to achieve greater accountability is to have each board member stand for election every year by eliminating staggered board terms.

Currently, our Company's Board of Directors is divided into three (3) classes serving staggered, three-year terms. We believe the Company's classified Board of Directors can be used to maintain the incumbency of the current Board and is an anti-takeover device. There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. In 1991 a study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are "significantly less likely to exhibit outstanding long-term performance relative to their industry peers."

The staggered board is also a shield to protect incumbent directors and management from regular shareholder accountability. We believe that allowing shareholders to annually register their views on the performance of the Board is a good method of insuring that our Company will be managed in a manner that is in the best interests of the shareholders.

Classified boards like ours have become increasingly unpopular with shareholders in recent years. In 1997, a majority of shareholders at Bausch & Lomb, Eastman Kodak, Ogden and Reebok International, among other companies, voted in favor of proposals asking management to repeal the classified board. Stockholders also voted overwhelmingly in favor of company-sponsored resolution to declassify the board of directors at Time Warner, Fedders and Travelers Group.

Given the recent problems experienced by our Company, we believe now is an appropriate time for the board to take the steps necessary to increase its accountability to shareholders by standing for election annually.

We urge you to vote FOR this resolution."

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL RELATING TO ANNUAL ELECTION OF DIRECTORS

         The Board opposes the proposal to elect directors on an annual basis. The Company's Second Amended and Restated Certificate of Incorporation, as amended, provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year at the Annual Meeting. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships. The Board believes that a "staggered" Board of Directors provides important benefits to both the Company and its shareholders. The Board believes that the staggered election approach facilitates continuity and stability of leadership and policy by helping ensure that at any given time a majority of the directors will have prior experience as directors of the Company and will be familiar with its business and operations. This permits more effective long-term strategic planning. The

Board believes that the continuity and quality of leadership promoted by a staggered Board helps create long-term value for the shareholders of the Company.

    Additionally, the Board believes that the staggered election approach affords the Company valuable protection against an inadequate unsolicited proposal to take over the Company. In the event of a hostile takeover, the fact that at least two shareholders' meetings will generally be required to effect a change in control of the Board of Directors may encourage the person seeking to obtain control of the Company to initiate arms-length discussions with management and the Board. This will assist management and the Board in seeking to assure that if a transaction is negotiated, it is on the most favorable terms for the shareholders of the Company.

    Approval of the proposal would not in itself declassify the Board of Directors. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to end the staggered system of electing Directors. Declassification of the Board would require an amendment to the Company's Second Amended and Restated Certificate of Incorporation, as amended. The Company's Second Amended and Restated Certificate of Incorporation, as amended, requires the affirmative vote of 80% of the outstanding shares of the Company's Common Stock to approve the amendment.

    The affirmative vote of a majority of the votes attributable to outstanding shares of Common Stock and Series A Preferred Stock which are present in person or represented by proxy at the Meeting and entitled to vote is necessary for approval of the shareholder proposal regarding the annual election of all directors. Proxies will be voted against the shareholder proposal unless otherwise specified.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THE STOCKHOLDER PROPOSAL RELATING TO ANNUAL ELECTION OF DIRECTORS.

                               PROPOSAL NUMBER SIX
              STOCKHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS


         Catholic Healthcare West of 1700 Montgomery Street, Suite 300, San Francisco, California, is the holder of 37,400 shares of Common Stock and has caused the following proposal to be incorporated in this Proxy Statement. The Company is not responsible for any of the contents of the language of the proposal by the stockholder, which is set out below in italic type and between quotation marks. The Board of Directors takes no position with respect to this proposal and will abstain from voting on it.

"WHEREAS a July 7-9, 1995 editorial in USA Today declared:

         Here's a grubby little health-care news item: according to a commentary in the upcoming edition of the British medical journal Lancet, major U.S. health insurers are large investors in major U.S. tobacco companies. In other words, the nation's merchants of care are partners with the nation's merchants of death.

         ...these investments grate and gall. Every year, tobacco use is fatal for hundreds of thousands of Americans. For insurers to provide health care for those suffering smokers with one hand while investing in the source of their misery with the other unconscionable. And hypocritical.

-- As shareholders, we are deeply concerned about the ethical implications of investing in the tobacco industry by any health care institution, especially when the negative health effects of smoking are so clearly experienced and understood by health care providers.

-- In 1994, the Centers for Disease Control and Prevention released an article "Medical-Care Expenditures Attributable to Cigarette Smoking, United States - 1993." The study found that smoking-related disease in the United States has an enormous economic impact. In 1993, it is estimated that the direct medical costs associated with smoking totaled $30 billion.

-- We believe it is inconsistent for a health care company to invest in tobacco equities and yet proclaim a commitment to quality healthcare. This seems to be sending mixed messages related to smoking. We believe our Company should seriously review its stand related to its apparently contradictory positions on tobacco and determine future options;

RESOLVED that shareholders request the Board to initiate a policy mandating no further purchases of tobacco equities in any of our portfolios unless it can be proven that cigarette smoking does not cause the illness and deaths attributed to it. Furthermore, the company shall divest itself of all tobacco-related stock by January 1, 1999.

                              SUPPORTING STATEMENT

Our Company exists to help people keep their health. We support people not using cigarettes, yet we have no policy against investing in companies which produce them. Institutions like Harvard and Johns Hopkins have divested from all tobacco stocks. We believe adoption of this proposed policy will put our company's money where its mouth is. If you agree that our Company, as a health-provider should not contribute to their illness and death by tobacco/cigarette investments, please vote "yes" for this resolution."

    The affirmative vote of a majority of the votes attributable to outstanding shares of Common Stock and Series A Preferred Stock present in person or represented by proxy at the Meeting and entitled to vote is necessary for approval of the shareholder proposal regarding tobacco investments. Proxies will abstain with respect to the proposal unless otherwise specified.

THE BOARD OF DIRECTORS TAKES NO POSITION WITH RESPECT TO THIS PROPOSAL AND WILL ABSTAIN FROM VOTING ON IT. UNLESS A PROXY SPECIFIES OTHERWISE, IT WILL BE TREATED AS AN ABSTENTION.

                               GENERAL INFORMATION

                             INDEPENDENT ACCOUNTANTS


      KPMG Peat Marwick LLP was the Company's independent public accounting firm for the year ended December 31, 1997. On June 9, 1998, the Company appointed Ernst & Young LLP as the Company's independent public accountants. Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

         The Company dismissed KPMG Peat Marwick LLP as the independent accountants of the Company, effective June 2, 1998. The Company selected the firm of Ernst & Young LLP to serve as the independent accountants of the Company, commencing June 9, 1998. The reports of KPMG Peat Marwick LLP on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. This change in accountants was approved by the Audit Committee of the Board of Directors of the Company. During the Company's two most recent fiscal years and through June 2, 1998, there were no disagreements with KPMG Peat Marwick LLP concerning accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused KPMG Peat Marwick LLP to make reference thereto in their report on the financial statements for such years, and there were no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The Company provided KPMG Peat Marwick LLP with a copy of the disclosure contained herein and requested that KPMG Peat Marwick LLP furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter, dated June 9, 1998, is filed as an exhibit to the Company's Form 8-K filed on June 9, 1998 with the Commission.


                              STOCKHOLDER PROPOSALS

      In order to be considered for inclusion in the Proxy Statement relating to the 1999 Annual Meeting, any proposal by a record holder of Common Stock must be received by the Company at its principal offices in Norwalk, Connecticut on or before April 30, 1999. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

                                  SOLICITATION

      All costs and expenses associated with soliciting proxies will be borne by the Company, except for those relating to solicitation of proxies for Proposals Numbers Five and Six. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition, the Company has retained Georgeson & Company Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $7,500 plus expenses. The total amount of such expenses will be borne by the Company.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any other business or matters to be presented for consideration at the Meeting other than as set forth in the Notice of Meeting attached to this Proxy Statement. However, if any other business shall come before the Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

                      INFORMATION INCORPORATED BY REFERENCE

      The following information is incorporated by reference to the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 (the "Form 10-K/A"), as filed with the Commission:

         Consolidated financial statements of the Company and subsidiaries for the three years ended December 31, 1997, on pages 38 to 56 of the Form 10-K/A;

         Item 6, "Selected Consolidated Financial Data", on page 24 of the Form 10-K/A;

         Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations", on pages 25 to 35 of the Form 10-K/A;

         Investment Agreement, dated as of February 23, 1998, between TPG Oxford LLC and the Company, filed as Exhibit 10(r) to the Form 10-K/A; and

         Registration Rights Agreement, dated as of February 23, 1998, between TPG Oxford LLC and the Company, filed as Exhibit 10(s) to the Form 10-K/A.

In addition, the following information is incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 (the "Form 10-Q"), as filed with the Commission:

         Unaudited condensed consolidated financial statements of the Company and subsidiaries for the three months ended March 31, 1998, on pages 3 to 17 of the Form 10-Q; and

         Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations", on pages 8 to 18 of the Form 10-Q.

                          ANNUAL REPORT ON FORM 10-K/A

      The Company will provide without charge to each beneficial holder of its Common Stock on the Record Date, upon the written request of any such person, copies of the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997, as filed with the Commission. Any such request should be made in writing to Investor Relations Department, Oxford Health Plans, Inc., 800 Connecticut Avenue, Norwalk, Connecticut 06854.

                                   APPENDIX A

                            OXFORD HEALTH PLANS, INC.

                             1991 STOCK OPTION PLAN,
                AS AMENDED THROUGH APRIL 22, 1997 AUGUST 28, 1998


                      I. ESTABLISHMENT OF PLAN; DEFINITIONS

1. Purpose. The purpose of the Oxford Health Plans, Inc. 1991 Stock Option Plan is to provide an incentive to key Employees, Directors and Consultants of Oxford Health Plans, Inc. (the "Corporation"), who are in a position to contribute materially to the long-term success of the Corporation, to increase their interest in the Corporation's welfare, and to aid in attracting and retaining Employees, Directors and Consultants of outstanding ability.

2. Definitions. Unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

         (a)      "Board" shall mean the Board of Directors of the Corporation.

         (b) "Change in Control" shall mean the occurrence of any of the following events:

                  Any "person" (as defined below) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Corporation representing 30% or more of the total voting power represented by the Corporation's then outstanding voting securities; or

                  A change in the composition of the Board occurs, as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Corporation on the "look-back date" (as defined below) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Corporation on the "look-back date" and who were still in office at the time of the election or nomination; or

                  The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

                  The stockholders of the Corporation approve (i) a plan of complete liquidation of the Corporation or (ii) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

                  For purposes of this Subsection (b), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a parent or subsidiary of the Corporation, and (ii) a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of the common stock of the Corporation.

                  For purposes of this Subsection (b), the term "look-back date" shall mean the date 24 months prior to the change in the composition of the Board.

                  Any other provision of this Section 2(b) notwithstanding, the term "Change in Control" shall not include either of the following events, if undertaken at the election of the
                  Corporation:

                           (i) A transaction, the sole purpose of which is to change the state of the Corporation's incorporation; or

                           (ii) A transaction, the result of which is to sell all or substantially all of the assets of the Corporation to another corporation (the "surviving corporation"); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Corporation immediately following such transaction in substantially the same proportions as their ownership of the Corporation's common stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Plan and all outstanding Stock Options.

         (c) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

         (d) "Committee" shall mean a committee whose members shall, from time to time, be appointed by the Board; provided, however, that on such date as the Corporation's Stock is first registered under Section 12 of the Securities Exchange Act of 1934 such committee shall consist of at lease two Directors, all of whom are non-employees within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

         (e) "Consultant" shall mean any person retained by the Corporation or any of its subsidiaries to render services on a consulting basis.

         (f) "Corporation" shall mean Oxford Health Plans, Inc., a Delaware corporation, and any successor thereto.

         (g) "Directors" shall mean those members of the Board of Directors of the Corporation who are not Employees.

         (h) "Disability" shall mean a medically determinable physical or mental condition which causes an Employee, Director or Consultant to be unable to engage in any substantial gainful activity and which can be expected to result in death or to be of long-continued and indefinite duration.

         (i) "Employee" shall mean any common law employee, including officers, of the Corporation or any of its subsidiaries as determined in the Code and the Treasury Regulations thereunder.

         (j) "Fair Market Value" shall mean the fair market value of the Stock as determined by the Committee on the basis of a review of the facts and circumstances at the time.

         (k) "Grantee" shall mean an Employee, Director or Consultant granted a Stock Option under this Plan.

         (l) "Incentive Stock Option" shall mean an option granted pursuant to the Incentive Stock Option provisions as set forth in Part II of this Plan.

         (m) "Non-Qualified Stock Option" shall mean an option granted pursuant to the Non-Qualified Stock Option provisions as set forth in Part III of this Plan.

         (n) "Plan" shall mean the Oxford Health Plans, Inc. 1991 Stock Option Plan as set forth herein and as amended from time to time.

         (o) "Stock" shall mean authorized but unissued shares of the Common Stock of the Corporation or reacquired shares of the Corporation's Common Stock.

         (p) "Stock Option" shall mean an option granted pursuant to the Plan to purchase shares of Stock.

         (q) "Ten Percent Stockholder" shall mean an Employee, who at the time a Stock Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all Stock of the Corporation or of its parent or subsidiary corporation.

3. Shares of Stock Subject to the Plan. Subject to the provisions of Paragraph 2 of Part IV, the number of shares of Stock which may be issued or transferred pursuant to Stock Options granted under the Plan shall not exceed 215,580,000 shares in the aggregate. If a Stock Option shall expire and terminate for any reason, in whole or in part, without being exercised, the number of shares of Stock as to which such expired or terminated Stock Option shall not have been exercised may again become available for the grant of Stock Options. There shall be no terms and conditions in a Stock Option which provide that the exercise of an Incentive Stock Option reduces the number of shares of Stock for which an outstanding Non-Qualified Stock Option may be exercised; and there shall be no terms and conditions in a Stock Option which provide that the exercise of a Non-Qualified Stock Option reduces the number of shares of Stock for which an outstanding Incentive Stock Option may be exercised.

4. Administration of the Plan. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the terms and provisions of Stock Option agreements, and to make all other determinations necessary or advisable for the administration of the Plan. Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Committee.

5. Amendment or Termination. The Board may, at any time, alter, amend, suspend, discontinue, or terminate this Plan; provided, however, that such action shall not adversely affect the right of Grantees to Stock Options previously granted and no amendment, without the approval of the stockholders of the Corporation, shall increase the maximum number of shares which may be awarded under the Plan in the aggregate, materially increase the benefits accruing to Grantees under the Plan, change the class of Employees eligible to receive options under the Plan, or materially modify the eligibility requirements for participation in the Plan.

6. Effective Date and Duration of the Plan. The Plan shall become effective upon its approval by the Board subject to its subsequent approval by the stockholders of the Corporation. This Plan shall terminate ten years from the date the Plan becomes effective, and no Stock Option may be granted under the Plan thereafter, but such termination shall not affect any Stock Option theretofore granted.

7. Limitation on Grants. Subject to the provisions of Paragraph 2 of Part IV, no individual optionee may be granted Stock Options to purchase more than 2,000,000 shares of Stock in any calendar year.

                      II. INCENTIVE STOCK OPTION PROVISIONS


1.       Granting of Incentive Stock Options.

         (a) Only key Employees of the Corporation shall be eligible to receive Incentive Stock Options under the Plan. Directors of the Corporation who are not also Employees shall not be eligible for Incentive Stock Options.

         (b) The purchase price of each share of Stock subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted; provided, however, that (i) the purchase price of each share of Stock subject to an Incentive Stock Option granted to a Ten Percent Stockholder shall not be less than 110% of the Fair Market Value of a share of the Stock on the date the Incentive Stock Option is granted and
                  (ii) in the event an Incentive Stock Option is subject to stockholder approval, the date of grant of such Incentive Stock Option for purposes of the Plan shall be the date of such stockholder approval.

         (c) No Incentive Stock Option shall be exercisable more than seven years from the date the Incentive Stock Option was granted; provided, however, that an Incentive Stock Option granted to a Ten Percent Stockholder shall not be exercisable more than five years from the date the Incentive Stock Option was granted.

         (d) The Committee shall determine and designate from time to time those Employees who are to be granted Incentive Stock Options and specify the number of shares subject to each Incentive Stock Option.

         (e) Notwithstanding any other provisions hereof, the aggregate Fair Market Value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the Employee during any calendar year (under all such plans of the Grantee's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

         (f) The Committee, in its sole discretion, shall determine whether any particular Incentive Stock Option shall become exercisable in one or more installments, specify the installment dates and determine the total period during which the Incentive Stock Option is exercisable. The Committee may make provision for accelerated exercisability of Incentive Stock Options in the event of the Optionee's death, disability or retirement or other events. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee or necessary to qualify its grants under the provisions of Section 422 of the Code.

         (g) The Committee may grant at any time new Incentive Stock Options to an Employee who has previously received Incentive Stock Options or other options whether such prior Incentive Stock Options or other options are still outstanding, have previously been exercised in whole or in part, or are cancelled in connection with the issuance of new Incentive Stock Options. The purchase price of the new Incentive Stock Options may be established by the Committee without regard to the existing Incentive Stock Options or other options.

         (h) The Committee may determine, at the time of granting an Incentive Stock Option or thereafter, that such Incentive Stock Option shall become fully exercisable as to all Stock subject to such Incentive Stock Option in the event that a Change of Control occurs with respect to the Corporation. If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Corporation, then the Committee at its sole discretion may determine that any or all outstanding Incentive Stock Options shall become fully exercisable as to all Stock subject to such Incentive Stock Options.

2.       Exercise of Incentive Stock Options.

         (a) Except as otherwise provided by the Committee, the option price of an Incentive Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, (ii) by the surrender of Stock then owned by the Grantee, provided that the stock surrendered by the Grantee has been owned by the Grantee for at least six (6) months, or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Paragraph. In no event shall payment of the exercise price of an Incentive Stock Option be made by a promissory note or a loan by the Corporation. Shares of Stock so surrendered in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such Stock to be evidenced by delivery of the certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Committee may determine.

3.       Termination of Employment.

         (a) If a Grantee's employment is terminated (other than by Disability or death) the term of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after such termination of employment, and such option shall be exercisable to the extent it was exercisable as of the date of termination of employment.

         (b) If a Grantee's employment is terminated by reason of Disability, the term of any then outstanding Incentive Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after the Grantee's last date of employment, and such option shall be exercisable to the extent it was exercisable as of such last date of employment.

         (c) If a Grantee's employment is terminated by death, the representative of his estate or beneficiaries thereof to whom the option has been transferred shall have the right during the three-month period following his death to exercise any then outstanding Incentive Stock Options in whole or in part. If a Grantee dies within three-months after his retirement without having fully exercised any then outstanding Incentive Stock Options, the representative of his estate or beneficiaries thereof to whom the option has been transferred shall have the right during such three-month period to exercise such options in whole or in part. The number of shares of Stock in respect of which an Incentive Stock Option may be exercised after a Grantee's death shall be the number of shares in respect of which such option could be exercised as of the date of the Grantee's death or retirement, whichever occurs first. In no event may the period for exercising an Incentive Stock Option extend beyond the date on which such option would otherwise expire.

         (d) The Board may grant a leave of absence to any Grantee for purposes of continuing such Grantee's employment with the Corporation or its subsidiaries.

                   III. NON-QUALIFIED STOCK OPTION PROVISIONS


1.       Granting of Stock Options.

         (a) Key Employees and Consultants of the Corporation shall be eligible to receive Non-Qualified Stock Options under the Plan. Directors of the Corporation, excluding members of the Committee, who are not also Employees shall also be eligible to receive Non-Qualified Stock Options.

         (b) The Committee shall determine and designate from time to time those Employees, Directors and Consultants who are to be granted Non-Qualified Stock Options and the amount subject to each Non-Qualified Stock Option.

         (c) The Committee may grant at any time new Non-Qualified Stock Options to an Employee, Director or Consultant who has previously received Non-Qualified Stock Options or other options, whether such prior Non-Qualified Stock Options or other options are still outstanding, have previously been exercised in whole or in part, or are canceled in connection with the issuance of new Non-Qualified Stock Options.

         (d) When granting a Non-Qualified Stock Option, the Committee shall determine the purchase price of the Stock subject thereto. Such price shall not be less than 100% of the Fair Market Value of such Stock on the date the Non-Qualified Stock Option is granted; provided, however, that in the event a Non-Qualified Stock Option is subject to stockholder approval, the date of grant of such Non-Qualified Stock Option for purposes of the Plan shall be the date of such stockholder approval.

         (e) The Committee, in its sole discretion, shall determine whether any particular Non-Qualified Stock Option shall become exercisable in one or more installments, specify the installment dates and determine the total period during which the Non-Qualified Stock Option is exercisable. The Committee may make provision for accelerated exercisability of Non-Qualified Stock Options in the event of the Optionee's death, disability or retirement or other events. Further, the Committee may make such other provisions as may appear generally acceptable or desirable to the Committee.

         (f) No Non-Qualified Stock Option shall be exercisable more than seven years from the date such option is granted.

         (g) The Committee may determine, at the time of granting a Non-Qualified Stock Option or thereafter, that such Non-Qualified Stock Option shall become fully exercisable as to all Stock subject to such Non-Qualified Stock Option in the event that a Change of Control occurs with respect to the Corporation. If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Corporation, then the Committee at its sole discretion may determine that any or all outstanding Non-Qualified Stock Options shall become fully exercisable as to all Stock subject to such Non-Qualified Stock Options.


2. Exercise of Stock Options. The option price of a Non-Qualified Stock Option shall be payable on exercise of the option (i) in cash or by check, bank draft or postal or express money order, (ii) by the surrender of Stock then owned by the Grantee, provided that the stock surrendered by the Grantee has been owned by the Grantee for at least six (6) months, or (iii) partially in accordance with clause (i) and partially in accordance with clause (ii) of this Paragraph. In no event shall payment of the exercise price of a Non-Qualified Stock Option be made by a promissory note or a loan by the Corporation. Shares of Stock so surrendered in accordance with clause (ii) or (iii) shall be valued at the Fair Market Value thereof on the date of exercise, surrender of such to be evidenced by delivery of the certificate(s) representing such shares in such manner, and endorsed in such form, or accompanied by stock powers endorsed in such form, as the Committee may determine.

3.       Termination of Employment.

         (a) Except as otherwise provided by the Committee, if a Grantee's employment is terminated, a Director Grantee ceases to be a Director or a Consultant Grantee ceases to be a Consultant (other than by Disability or death), the term of any then outstanding Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after such termination of employment or cessation of being a Director or a Consultant, and such option shall be exercisable to the extent it was exercisable as of the date of termination of employment or cessation of being a Director or a Consultant.

         (b) If a Grantee's employment is terminated by reason of Disability, a Director Grantee ceases to be a Director by reason of Disability or a Consultant Grantee ceases to be a Consultant by reason of Disability, the term of any then outstanding Non-Qualified Stock Option held by the Grantee shall extend for a period ending on the earlier of the date on which such option would otherwise expire or three months after the Grantee's last date of employment or being a Director or Consultant, and such option shall be exercisable to the extent it was exercisable as of such last date of employment or cessation of being a Director or Consultant.

         (c) If a Grantee's employment is terminated by death or a Director Grantee ceases to be a Director or Consultant by reason of death, the representative of his estate or beneficiaries thereof to whom the option has been transferred shall have the right during the three-month period following his death to exercise any then outstanding Non-Qualified Stock Options in whole or in part. If a Grantee dies within three-months after his retirement without having fully exercised any then outstanding Non-Qualified Stock Options, the representative of his estate or beneficiaries thereof to whom the option has been transferred shall have the right during such three month period to exercise such options in whole or in part. The number of shares of Stock in respect of which a Non-Qualified Stock Option may be exercised after a Grantee's death shall be the number of shares of Stock in respect of which such option could be exercised as of the date of the Grantee's death or retirement, whichever first occurs. In no event may the period for exercising a Non-Qualified Stock Option extend beyond the date on which such option would otherwise expire.

         (d) The Board may grant a leave of absence to any Grantee for purposes of continuing such Grantee's employment with the Corporation or its subsidiaries.

                             IV. GENERAL PROVISIONS

1. Substitution of Options. In the event of a corporate merger or consolidation, or the acquisition by the Corporation of property or stock of an acquired corporation or any reorganization or other transaction qualifying under
Section 425 of the Code, the Committee may, in accordance with the provisions of that Section, substitute options under this Plan for options under the plan of the acquired corporation provided (i) the excess of the aggregate fair market value of the shares subject to option immediately after the substitution over the aggregate option price of such shares is not more than the similar excess immediately before such substitution and (ii) the new option does not give the Employee additional benefits, including any extension of the exercise period.

2.       Adjustment Provisions.

         (a) If the shares of Stock outstanding are changed in number or class by reason of a split-up, merger, consolidation, reorganization, reclassification, recapitalization, or any capital adjustment, including a stock dividend, or if any distribution is made to the holders of common stock other than a cash dividend, then

                           (i) the aggregate number and class of shares or other securities that may be issued or transferred pursuant to Paragraph 3 and pursuant to Paragraph 7 of Part I,

                           (ii) the number and class of shares or other securities which are issuable under outstanding Stock Options, and

                           (iii) the purchase price to be paid per share under outstanding Stock Options shall be adjusted as provided hereinafter.

         (b) Adjustment under this Paragraph 2 shall be made in an equitable manner by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding, and conclusive.

3.       General.

         (a) Each Stock Option shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Committee shall approve.

         (b) The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Corporation, and all Employees shall remain subject to discharge to the same extent as if the Plan were not in effect.

         (c) No Employee, and no beneficiary or other person claiming under or through him, shall have any right, title or interest by reason of any Stock Option to any particular assets of the Corporation, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Stock Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Stock Option.

         (d) No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the law of descent and distribution, and a Stock Option shall be exercisable during the Grantee's lifetime only by the Grantee.

         (e) Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Corporation's obligation to issue or deliver any certificate or certificates for shares of Stock under a Stock Option, and the transferability of Stock acquired by exercise of a Stock Option, shall be subject to all of the following conditions:

                           (i) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable;

                           (ii)     The obtaining of any other consent,
                                    approval, or permit from any state or
                                    federal governmental agency which the Board shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable; and

                           (iii) Each stock certificate issued pursuant to a Stock Option shall bear the following legend:

                  "The transferability of this certificate and the shares of Stock represented hereby are subject to restrictions, terms and conditions contained in the Oxford Health Plans, Inc. 1991 Stock Option Plan, and an Agreement between the registered owner of such Stock and Oxford Health Plans, Inc. A copy of the Plan and Agreement are on file in the office of the Secretary of Oxford Health Plans, Inc."

         (f) All payments to Grantees or to their legal representatives shall be subject to any applicable tax, community property, or other statutes or regulations of the United States or of any state having jurisdiction thereof. The Grantee may be required to pay to the Corporation the amount of any withholding taxes which the Corporation is required to withhold with respect to a Stock Option or its exercise. In the event that such payment is not made when due, the Corporation shall have the right to deduct, to the extent permitted by law, from any payment of any kind otherwise due to such person all or part of the amount required to be withheld.

         (g) In the case of a grant of a Stock Option to any Employee of a subsidiary of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares, if any, covered by the Stock Option to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares to the Employee in accordance with the terms of the provisions of the Plan. For purposes of this Section, a subsidiary shall mean any subsidiary corporation of the Corporation as defined in Section 425 of the Code.

         (h) A Grantee entitled to Stock as a result of the exercise of a Stock Option shall not be deemed for any purpose to be, or have rights as, a shareholder of the Corporation by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued. The Corporation shall issue any stock certificates required to be issued in connection with the exercise of a Stock Option with reasonable promptness after such exercise.

         (i) The grant or exercise of Stock Options granted under the Plan shall be subject to, and shall in all respects comply with, applicable Delaware corporate law relating to such grant or exercise without regard to principles of conflicts of law.

                      PROXY OXFORD HEALTH PLANS, INC. PROXY

                PROXY FOR 1998 ANNUAL MEETING ON AUGUST 28, 1998
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  The undersigned hereby appoints Norman C. Payson, M.D., Chief Executive Officer, and Jeffery H. Boyd, Executive Vice President and General Counsel, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Oxford Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 1998 Annual Meeting to be held at Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, CT 06870, on August 28, 1998, 10:00 a.m. and at any adjournment or postponement thereof.


1.       ELECTION OF DIRECTOR                FOR David Bonderman                        WITHHOLD AUTHORITY to vote
                                                                                              for David Bonderman
                                             FOR Jonathan J. Coslet                     WITHHOLD AUTHORITY to vote
                                                                                              for Jonathan J. Coslet
                                             FOR Benjamin H. Safirstein, M.D.           WITHHOLD AUTHORITY to vote
                                                                                              for Benjamin H. Safirstein, M.D.

2. APPROVAL OF VESTING OF VOTING RIGHTS IN THE SERIES B PREFERRED STOCK (OR, IF SUCH STOCK HAS BEEN EXCHANGED FOR SERIES E PREFERRED STOCK, THE VESTING OF VOTING RIGHTS IN THE SERIES E PREFERRED STOCK) AND THE ISSUANCE OF COMMON STOCK UPON EXERCISE OF THE COMPANY'S SERIES B WARRANTS.

               FOR                      AGAINST                          ABSTAIN

3. APPROVAL OF AMENDMENT TO OXFORD HEALTH PLANS, INC. 1991 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES THAT CAN BE ISSUED.

               FOR                      AGAINST                          ABSTAIN

4. APPROVAL OF AMENDMENT TO OXFORD HEALTH PLANS, INC. 1991 STOCK OPTION PLAN TO INCREASE THE ANNUAL INDIVIDUAL OPTIONEE LIMIT.

               FOR                      AGAINST                          ABSTAIN

5.       APPROVAL OF SHAREHOLDER PROPOSAL RELATING TO ANNUAL ELECTION OF
         DIRECTORS.

               FOR                      AGAINST                          ABSTAIN

6.       APPROVAL OF SHAREHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS.

               FOR                      AGAINST                          ABSTAIN

7. AS SUCH PROXIES MAY IN THEIR DISCRETION DETERMINE IN RESPECT OF ANY OTHER BUSINESS PROPERLY TO COME BEFORE SAID MEETING (THE BOARD OF DIRECTORS KNOWING OF NO SUCH OTHER BUSINESS).

         THE DIRECTORS RECOMMEND A VOTE FOR ITEMS 1, 2, 3 AND 4; AGAINST ITEM 5; AND MAKES NO RECOMMENDATION WITH RESPECT TO ITEM 6.

                                                     (Continued on reverse side)

(Continued from other side)

UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, AND 4; AGAINST ITEM 5; AND AS AN ABSTENSION WITH RESPECT TO ITEM 6.

PLEASE DATE, SIGN AND RETURN TO PROXY SERVICES, BOSTON EQUISERVE, PO BOX 9379, BOSTON, MA 02205-9954.

(Please sign in the same form as name appears hereon. Dated _________, 1998 Executors and other fiduciaries should indicate their titles. If signed on behalf of a corporation, ___________________________ give title of officer signing).
                                                     ___________________________
                                                     Signature of Shareholder(s)



         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS.